UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2007 (August 8, 2007)

PERFECTENERGY INTERNATIONAL LIMITED
(Exact name of registrant as specified in Charter)

Nevada	000-51704	98-0435537
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 479 You Dong Road,
Xinzhuang Town, Shanghai 201100
People’s Republic of China
(Address of Principal Executive Offices)

(8621) 5488-8436
(Issuer Telephone number)

7401 Springbank Blvd., Suite 3, Calgary, AB T3H 5R2
(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “Company,” “Perfectenergy Nevada” or the “Registrant” refer to Perfectenergy International Limited, a Nevada corporation.

Item 1.01 Entry into a Material Definitive Agreement

On August 8, 2007, the Company entered into an Amended and Restated Share Exchange Agreement (“Amended Agreement”) with Perfectenergy BVI, Perfectenergy BVI Shareholders and Crown Capital Partners, S.A. This agreement had the effect of terminating the Share Exchange Agreement entered into by the same parties on March 29, 2007. The description of the material terms and conditions of the Amended Agreement are set forth below under Item 2.01 and such description is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF SHARE EXCHANGE TRANSACTION

On March 29, 2007, Perfectenergy International Limited (formerly known as “Crestview Development Corp.” and hereinafter “Perfectenergy Nevada”) entered into a share exchange agreement (the “Exchange Agreement”) with Perfectenergy International Limited, a private British Virgin Islands corporation (“Perfectenergy BVI”), and the shareholders of Perfectenergy BVI. Pursuant to the terms of the share exchange agreement, we agreed to acquire all of the issued and outstanding shares of Perfectenergy BVI’s common stock in exchange for our issuance of 57,190,261 shares of our common stock to the shareholders of Perfectenergy BVI (“Perfectenergy BVI Shareholders”) (hereinafter this share exchange transaction is described as the “Exchange”). A copy of the Exchange Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2007 and is incorporated herein by reference.

The closing of the Exchange was contingent upon the completion of the closing conditions set forth in the Exchange Agreement, which included the following:

1.
A minimum of $8,000,000 being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of units of our Company at a price of $1.00 per unit, with each unit consisting of one common share of our Company and one common share purchase warrant (each share of common stock and each share underlying the warrant sold collectively referred to as a “Unit”), which warrant will entitle the holder to purchase one additional common share of our company at an exercise price of $1.25 for a period of one year (hereinafter the “Financing”);

2.
Perfectenergy BVI having delivered audited financial statements for its last two fiscal years to the Company that were prepared in accordance with United States GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States;

3.
Our Company having adopted resolutions appointing two nominees of ARC Investment Partners, LLC (“ARC Investment Partners”), Wennan Li, Min Fan and Yunxia Yang to the board of directors of our company; and

4.	Our Company having adopted resolutions appointing two nominees of ARC Investment Partners, Wennan Li, Hongbo Li, Diping Zhou and Hongjun Shou as officers of our company.

The foregoing description of the share exchange agreement is qualified in its entirety by the contents of the Exchange Agreement attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on April 5, 2007.

Effective April 16, 2007, we completed a merger with our wholly owned subsidiary, Perfectenergy International Limited, a Nevada corporation, which we formed in March 2007 in connection with the then anticipated Exchange transaction. As a result of this merger, we changed our company’s name from “Crestview Development Corporation” to “Perfectenergy International Limited” (the “Name Change”). Also effective April 16, 2007, we effected a 7.54 for 1 forward stock split of our authorized and of our issued and outstanding common stock. As a result, our authorized capital has increased from 50,000,000 shares of common stock with a par value of $0.001 to 377,000,000 shares of common stock with a par value of $0.001. Our issued and outstanding share capital also increased from 9,245,000 shares of common stock to 69,707,300 shares of common stock.

On August 8, 2007, we entered into an Amended and Restated Share Exchange Agreement (“Amended Agreement”) with Perfectenergy BVI, the Perfectenergy BVI Shareholders and Crown Capital Partners, S.A. Pursuant to the terms of the Amended Agreement, we agreed to acquire all of the issued and outstanding shares of Perfectenergy BVI’s common stock in exchange for our issuance of 60,000,000 shares of our common stock to the Perfectenergy BVI Shareholders on the basis of 57,197.33079 common shares in the capital of Perfectenergy Nevada for every one share of Perfectenergy BVI. Additional amended terms include the following closing conditions:

1.
The Company agreed to complete the Financing with a minimum of $12 million being subscribed for and funded into escrow by the Investors for the purchase of Units of the Company at a price of $0.70 per Unit, with each Unit consisting of one common share in the capital of the Company and one-half (1/2) of one common share purchase warrant, with each whole warrant entitling the holder to purchase one additional common share in the capital of the Company at an exercise price of $0.95 per common share for a period of thirty (30) months. The closing of the Financing was to be completed concurrent with or before the closing of the Amended Agreement;

2.	Perfectenergy BVI having no more than 1,049 common shares issued and outstanding on the closing date of the Amended Agreement;

3.
The Company having adopted resolutions appointing Wennan Li, Min Fan, Yunxia Yang, Adam Roseman, and one additional nominee of ARC Investment Partners, LLC to the board of directors of the Company; and

4.	The Company having adopted resolutions appointing Wennan Li, Hongbo Li and Diping Zhou as executive officers of the Company, effective on the Closing Date.

The foregoing description of the Amended Agreement is qualified in its entirety by the contents of such Amended Agreement, which is attached hereto as Exhibit 2.2.

The closing of the transactions contemplated by the Exchange Agreement and the closing of the Financing, which is described below, occurred on August 8, 2007 (the “Closing Date” or the “Closing”). Following the Closing Date, Perfectenergy BVI became our wholly owned subsidiary.

FINANCING

Immediately following the Closing, we received gross proceeds of approximately $18.4 million in connection with the Financing from the Investors. Pursuant to Securities Purchase Agreements entered into with these Investors, we sold an aggregate total of 26,285,714 Units at a price per Unit of $0.70 and with each Unit consisting of one common share in the capital of the Company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase an additional common share in the capital of Company at an exercise price of $0.95 per common share for a period of 30 months (the “Investor Warrant”). Thus at the Closing, we issued 26,285,714 of common stock to the Investors and we also issued warrants to the Investors for the purchase an aggregate of 13,142,857 shares of our common stock.

We are required to register the common stock issued to the Investors, and also the shares of common stock underlying the Warrants issued in the Financing with the SEC for resale by the Investors. Perfectenergy Nevada and the Investors are required to pay the fees and expenses of their respective advisers and counsel in connection with the Financing. However, Perfectenergy Nevada will pay all fees and expenses incident to the registration of the common stock, other than any underwriting discounts and selling commissions and fees and expenses of the selling shareholders advisers and counsel. After commissions, legal fees and transaction expenses, we received net proceeds of approximately $15.99 million in the Financing.

Canaccord Adams Inc. (“Canaccord”) and Knight Capital Markets LLC (“Knight”) (collectively, the “Placement Agents”) acted as placement agents in connection with the Financing. For their services, the Placement Agents received a placement agent’s cash fee equal to seven percent (7%) of the gross proceeds or approximately $1,225,000 from the offering. The Placement Agents also received three-year warrants to purchase up to six percent (6%) of the number of shares of common stock issued in the Financing with an exercise price of $0.70 per share and also warrants to purchase six percent (6%) of the total number of common stock shares acquirable upon exercise of the Investor Warrants with an exercise price of $0.95 per share (the “Placement Agent Warrants”).   In addition, for acting as advisor to the Company on the offering, Knight received an advisor’s cash fee equal to one percent (1%) of the gross proceeds from the offering, and Knight also received a three-year warrant to purchase up to one percent (1%) of the number of shares of common stock issued in the Financing with an exercise price of $0.70 per share, and a three-year warrant to purchase one percent (1%) of the total number of common stock shares acquirable upon exercise of the Investor Warrants with an exercise price of $0.95 per share (the “Advisor Warrants”). Both the Placement Agent Warrants and the Advisor Warrants will be exercisable at any time at a per share exercise price equal to the minimum per share price payable by the Investors in the offering in order to acquire such warrant shares, and all of these warrants also have registration rights similar to the registration rights afforded to the holders of Investor Warrants issued to the Investors. We also paid for the out-of-pocket expenses and legal fees incurred by the Placement Agents in connection with the Financing of approximately $100,865.

Upon completion of the Exchange, and after giving effect to the Financing, the Perfectenergy BVI Shareholders owned 60,000,000 shares of our common stock and the Investors in the aggregate received 26,285,714 shares of our common stock. Immediately following the closing of the Exchange, and the Financing, the Perfectenergy BVI Shareholders and the Investors owned, in the aggregate, approximately 72.94% of our issued and outstanding shares of common stock after the closing. The pre-Exchange stockholders of Perfectenergy Nevada immediately owned approximately 27.06% or 32,007,300 shares of our issued and outstanding common stock immediately after the completion of the Exchange and Financing transactions.

The issuance of the Company’s common stock shares and warrants in connection with the Exchange and the Financing, including, upon exercise, the shares of our common stock underlying the Warrants, is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) and such other available exemptions. As such, these issued securities may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the Exchange or the Financing.

However, pursuant to the Exchange Agreement and in connection with Financing, we entered into a registration rights agreement (the "Registration Rights Agreement") with the Investors and the Placement Agents. Pursuant to the agreements, we have agreed to register for public re-sale all of the shares of common stock issued to the Investors in the Financing and the common stock issuable to each Investor and the Placement Agents pursuant to the Warrants (“Warrant Shares”), except that if the SEC limits the number of shares of common stock and Warrant Shares that may be registered on the Registration Statement, then the number of shares to be registered shall be cutback accordingly on a pro rata basis to each Investor (“Cutback Shares”) to comply with any such limitation imposed by the SEC. (The shares we are required to register, as described above, are collectively referred to hereinafter as the “Registrable Securities”.) The Registration Rights Agreement provides that we must file a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the resale of the Registrable Securities within 30 days following the Closing (the “Filing Deadline Date”) and that we shall use commercially reasonable efforts to cause such Registration Statement to become effective 120 calendar days after the Closing Date, (or, in the event of a “full review” of the Registration Statement by the SEC, 150 calendar days after the Closing Date)(the “Required Effective Date”). If the Registration Statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, Perfectenergy Nevada will be required to make a payment (the “Late Registration Payments”) to each Investor in an amount equal to two percent (2.0%) of the purchase price paid for the shares purchased by the Investor and not previously sold by the Investor until the Registration Statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall these late registration payments, if any, exceed in the aggregate, fifteen percent (15.0%) of such purchase price. Late Registration Payments will be prorated on a daily basis during each 30 day period and will be paid to the Investor by wire transfer or check within five Business Days after the earlier of (i) the end of each thirty day period following the Required Effective Date or (ii) the effective date of the Registration Statement.

The descriptions of the Securities Purchase Agreement, Registration Rights Agreement, Common Stock Purchase Warrant and Placement Agent Agreement are qualified in their entirety by the contents of such agreements, which are attached to this report as Exhibits 10.11, 10.12, 10.13 and 10.14 and are incorporated herein by reference.

We are presently authorized under our Articles of Incorporation to issue 377,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Upon completion of the Exchange, and after giving effect to the Financing, the Perfectenergy BVI Shareholders owned 60,000,000 shares of our Common Stock and the Investors received 26,285,714 shares of our common stock. Immediately following the Exchange and the Closing of the Financing, the Perfectenergy BVI Shareholders and the Investors owned, in the aggregate, approximately 86,285,714 shares of our issued and outstanding shares of common stock. After giving effect to the cancellation of 37,700,000 common shares that the Company’s former sole director and officer Philip McDonald agreed to cancel immediately prior to the Closing under the Amended Agreement, the pre-Exchange stockholders of Perfectenergy Nevada owned approximately 32,007,300 shares of our issued and outstanding common stock immediately after the closing of the Exchange and the Financing. Thus, as of the Closing, and immediately after the Initial Closing of the Financing, we had 118,293,014 shares of common stock issued and outstanding, and no shares of our preferred stock issued and outstanding.

Except for the Exchange Agreement and the transactions contemplated by that agreement, neither Perfectenergy Nevada, nor the sole director and officer of Perfectenergy Nevada serving prior to the consummation of the Exchange, had any material relationship with Perfectenergy BVI, or any of the Perfectenergy BVI Shareholders.

Effective as of the Closing, the following persons were appointed as the Company’s new executive officers:

Name	Officer Position/s held:
Wennan Li	Chief Executive Officer and President
Diping Zhou	Chief Accounting Officer, Treasurer and Secretary
Hongbo Li	Chief Technology Officer

Mr. Wennan Li was appointed as member of the Company’s board of directors concurrent with Closing. Effective as of Closing, Mr. McDonald resigned as Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. In addition, upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, the appointments of Mr. Min Fan, Ms. Yunxia Yang and Mr. Adam Roseman as new members of the Company’s board of directors will become effective and Mr. McDonald’s resignation from the board of directors will also become effective. The Company will file and mail the Information Statement requried under Rule 14f-1 to its shareholders shortly following the filing of this Form 8-K. Additional information regarding the above-mentioned directors and/or executive officers are set forth below under the section titled “Management”.

BUSINESS

PERFECTENERGY NEVADA

Perfectenergy Nevada was originally incorporated on February 25, 2005 in the State of Nevada under its former name “Crestview Development Corporation.” Prior to the Closing, Perfectenergy Nevada was a public “shell” company with nominal assets. The Company was previously engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits discovered that demonstrate economic feasibility. However, as a result of our failure to generate revenues, the anticipated costs of further exploration activities, lengthy delays in our ability to generate revenues and the conclusions contained in the geological report for its mining claims at the Captain Black Property, our management decided that it was not be in our best interests to pursue the mining business. In an effort to substantiate stockholder value, Perfectenergy Nevada then sought to identify, evaluate and investigate various companies and compatible or alternative business opportunities with the intent that, if such investigation warrants, a reverse merger transaction be negotiated and completed pursuant to which Perfectenergy Nevada would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity. As a result of this search, we initially entered into the Exchange Agreement described above with Perfectenergy BVI and the shareholders of Perfectenergy BVI on March 29, 2007. On August 8, 2007 and as described above, we parties entered into an Amended and Restated Exchange Agreement with Perfectenergy BVI and the shareholders of Perfectenergy BVI. At the Closing of the Exchange on August 8, 2007, Perfectenergy BVI, a solar cell, solar module and photovoltaic systems manufacturing company, became our wholly owned subsidiary and our new operating business.

PERFECTENERGY BVI

Overview

Perfectenergy International Limited, an international business company incorporated under the laws of the British Virgin Islands (“Perfectenergy BVI”), through its wholly owned operating subsidiary Perfectenergy (Shanghai) Limited, a company organized under the laws of the People’s Republic of China (“China”) (“Perfectenergy Shanghai”), is principally engaged in the research, development, manufacturing and sale of solar cells, solar modules and photovoltaic (“PV”) systems. The Company also provides consulting services for manufacturers of solar wafers, solar cells and production line equipment for solar energy product manufacturing. Perfectenergy BVI was incorporated under the laws of the British Virgin Islands as an International Business Company on April 1, 2005, and its principal offices are located at No. 479 You Dong Road, Xinzhuang Town, Shanghai 201100, People’s Republic of China.

In May 2005, Perfectenergy BVI issued 849 shares of common stock at $1.00 par value for $360,000 and 151 shares of common stock at $1.00 par value for In-process technology valued at $64,028 to the Perfectenergy BVI’s shareholders (“Perfectenergy BVI Shareholders”). In June 2006, the Perfectenergy BVI Shareholders entered into a Shareholders’ Agreement in which they agreed to increase Perfectenergy BVI’s capital from $360,000 to $1,232,687 (RMB 10,000,000) and the 1,000 shares of common stock remained unchanged. During 2006, Perfectenergy BVI received $187,050 additional paid-in capital. As of March 31, 2007, capital contribution receivable due from the Perfectenergy BVI Shareholders is $685,637. On August 8, 2007, Perfectenergy BVI issued 49 ordinary shares of common stock at $1.00 par value to a consultant as compensation for consulting services in connection with the Exchange.

Perfectenergy Shanghai, was established in Minhang District, Shanghai City, China on July 8, 2005 with a registered capital of $310,000 (RMB 2,500,000) and is a wholly owned subsidiary of Perfectenergy BVI. On November 28, 2005, pursuant to a change in its bylaws, the registered capital of Perfectenergy Shanghai was increased from $310,000 (RMB2,500,000) to $1,231,851 (RMB 10,000,000). On December 21, 2005, the Minhang District local government in the City of Shanghai approved the transaction and Perfectenergy Shanghai obtained a new certificate of approval on January 19, 2006 and a new business license on October 20, 2006 with a business terms of 30 years starting on July 8, 2005. In accordance with the certificate of approval, the increase of $922,687 (RMB 7,500,000) registered capital is required to be made within one (1) year from the date of issuance of its new business license. During 2006, Perfectenergy BVI contributed $264,050 (RMB2,122,699) additional registered capital and capital contribution receivable due from Perfectenergy BVI is $680,945 (RMB5,311,586) as of March 31, 2007.

The Company currently has a solar module lamination line and a solar cell production line with annual manufacturing capacity of approximately 25 megawatts (“MW”) and 15 MW, respectively. We also provide consulting services related to solar energy product technology and manufacturing. We operate as an export-oriented enterprise and we are focused on further expanding our production capacity as well as the market for our solar power products in mainland China, Europe and the United States.

Market and Industry Overview

The solar power market has experience rapid growth in the past several years. According to Solarbuzz LLC (“Solarbuzz”), an independent solar energy research firm, the global solar power market, as measured by annual solar power system installed capacities, increased from 427 MW in 2002 to 1,744 MW in 2006, representing a compound annual growth rate, or CAGR, of 42%. Under the lowest of three different projections, Solarbuzz expects annual solar power system installed capacities to further increase to 4,177 MW in 2011. Solar power industry revenue is expected to increase from $10.6 billion in 2006 to $18.6 billion in 2011, representing a CAGR of 12%. Currently, the majority of installed solar systems employ crystalline silicon technology. Most solar cell manufacturers apply crystalline silicon technology to manufacture P-type solar cells, while only a few manufacturers produce, on a commercial scale, N-type solar cells, which generally have higher conversion efficiencies than P-type solar cells. The solar cell production industry is currently dominated by a small number of manufacturers. According to Solarbuzz, the top 10 solar cell manufacturers together accounted for 75% of the solar cell production worldwide in 2006.

The tables below set forth the estimated growth of the global solar power industry as measured by MW of solar power system installed capacities and revenues from 2006 through 2011.

Source: Solarbuzz, 2007.

We also believe the solar power market will continue to experience growth as a result of the growing adoption of government incentives for solar energy sources, rising energy demand and limited fossil energy sources, and the growing awareness of the advantages of solar energy, all of which are discussed below:

Growing Adoption of Government Incentives for Solar and Other Renewable Energy Sources

        In response to the increasing environmental concerns worldwide, many governments have promulgated regulations and implemented policies to limit the release of hazardous and “greenhouse” gases, such as carbon dioxide, and to encourage the use of renewable energy sources. Due to the fact that most renewable energy sources are currently less cost competitive than traditional energy sources, a growing number of countries have created incentive programs for the solar sector, including:

•	direct subsidies to end users to counter costs of equipment and installation;

•	net metering laws enabling on-grid end users to sell electricity back to the grid at retail prices;

•	government standards mandating minimum consumption levels of renewable energy sources; and

•	low interest loans and tax incentives to finance solar power systems.

        Due to government support in the past decade, solar energy has become an attractive alternative to traditional energy sources. Set forth below are brief descriptions of the incentive programs adopted by selected countries:

        China. China’s government has been introducing various laws, regulations and initiatives to support renewable energy, including solar energy, over the last few years. In 2000, the Chinese government initiated the Brightness Program, a rural electrification program, to provide electricity to rural areas in China. Under the initial phase of the Brightness Program relating to township electrification, an estimated 20 MW of PV or PV/ wind systems were installed from 2002-2004, impacting 1,000 municipalities. According to Solarbuzz, a second phase of the Brightness Program relating to village electrification contemplates installing village PV systems and solar home systems with a total capacity of over 250 MW from 2005-2010.

        In February 2005, China enacted the Renewable Energy Law, which became effective in January 2006. The Renewable Energy Law provides certain financial incentives for the development of renewable energy projects. According to Solarbuzz, China will spend approximately US$180 billion over the next 15 years to increase its use of renewable energy, including solar and wind energy, from the current 7% of its total energy consumption to 15% by 2020, and the Chinese government is planning for its cumulative domestic solar PV installations to reach 400 MW by 2010 and 1,000 MW by 2020 from approximately 75 MW in 2005. Various local authorities have also introduced initiatives to encourage the adoption of renewable energy, including solar energy. For example, in 2005, the Shanghai municipal government endorsed the “100,000 Roofs Project.” The goal of the project is to install solar power systems onto 100,000 rooftops or equivalent of 300 MW in Shanghai by 2015. In the short term, there are plans to install 5 MW of PV systems by 2007 in Shanghai. In addition, solar power will be used at various sports venues of Beijing 2008 Olympic Games. We expect that the increase in solar energy consumption in local municipalities will encourage further growth of the solar energy industry in China.

        Germany. Under Germany’s Renewable Energy Sources Act, the country aims to increase the share of electricity from renewable energy to 12.5% by 2010 and 20% by 2020. In particular, the Renewable Energy Sources Act requires electricity transmission grid operators to connect various renewable energy sources to their electricity transmission grids and to purchase all electricity generated by such sources at guaranteed feed-in tariffs. Additional regulatory support measures include investment cost subsidies, low-interest loans and tax relief to end users of renewable energy.

        Italy. Before 2005, the Italian PV market benefited primarily from regional support for PV installations with grants of up to 65% of investment, in the absence of national incentive funds. In 2005, Italy passed a new law that sets fixed feed-in tariffs for electricity produced from renewable energy sources. The incentives are available to individuals, companies and public bodies. In January 2006, the Italian government approved various measures relating to PV feed-in tariffs, including increasing the PV feed-in tariff cap to 500 MW by 2015.

        Japan. The Japanese government has implemented a series of incentive programs, including the "PV 2030" roadmap, which outlines government policies to support solar power electricity. Japan also provides government subsidies for research and development. According to Solarbuzz, due to those incentive programs, there are over 200,000 PV installations on residential housing in Japan.

        Spain. The incentive regime in Spain includes a national net metering program and favorable interest loans. The actual feed-in tariff for solar energy in Spain is fully guaranteed for 25 years and guaranteed at 80% subsequently. The target for cumulative installed generation capacity from PV in 2010 was recently raised by the Spanish government to 400 MW.

        United States. At the federal level, several recent developments are favorable to the PV industry in general. The United States Congress approved the Energy Policy Act of 2005, which provides a 30% investment tax credit for PV installations. In addition, the President of the United States announced the Advanced Energy Initiative in January 2006, which sets the goal of replacing more than 75% of oil imports from the Middle East by 2025 through using alternative energy. Furthermore, the President of the United States proposed US$148 million in funds to support the solar energy research and development program in the United States government’s 2007 budget. In addition, a number of states, including California and New Jersey, have committed substantial resources to developing and implementing renewable energy programs. For example, in January 2006, the California Public Utilities Commission passed the California Solar Initiative with the goal of installing 3 GW PV systems by 2017. Under the California Solar Initiative, an investment of $3.2 billion will be made from 2006 to 2017 for the installation of 1 million PV plants with the total output of more than 3,000MW. Investors in these PV plants will get refund from the state and federal governments of approximately 75% of their total investment. In addition, the investors are to receive a guaranteed profit of 12% on average for the electricity produced by their PV plants with certificates of green power. In April 2006, the New Jersey Board of Public Utilities voted to approve new regulations which expand the State’s Renewable Portfolio Standard by extending the existing goals out to 2020 and increasing the required amount of renewable energy and solar energy. Under the newly adopted regulations, 20% of New Jersey’s electricity must come from renewable sources by 2020. The New Jersey regulations also include a 2% solar set aside, which is forecast to require 1,500 MW of electricity to be generated through solar power, the largest solar commitment relative to population and electricity consumption in the United States.

Rising Energy Demand and Limited Fossil Energy Sources with Increasing Prices

In recent years, global economic development has resulted in surging energy demand and rising energy prices. Electric power demand is expected to increase from 16.1 trillion kilowatt hours in 2002 to 31.7 trillion kilowatt hours by 2030 globally. Meanwhile, the generation of electric power is capacity constrained and dependent upon fossil fuel feedstock. The situation is compounded by the finite supply of traditional energy sources, such as natural gas, coal, and petroleum. In addition, petroleum prices have risen dramatically because of war, political instability, labor unrest, and the threat of terrorism in oil-producing regions. Further, for national security reasons many governments seek to further develop domestic sources of energy. Thus, future energy demand is increasingly expected to be met by renewable energy sources, such as solar energy.

Growing awareness of the advantages of solar power.

Solar power offers a variety of advantages over other sources of power, including an absence of the need for fuel, environmental cleanliness, location based energy production, greater efficiency during peak demand periods, high reliability and modularity. These advantages include:

No fossil fuel requirement.  Solar power relies solely on sunlight rather than traditional fossil fuels that have historically experienced supply constraints, volatile pricing and delivery risk.

Clean energy production.  Unlike traditional fossil fuel energy sources and many other renewable energy sources, solar power systems generate electricity with no emissions or noise impact.

Location-based energy production.  Solar power is a distributed energy source, meaning that the electricity can be generated at the site of consumption. This provides a significant advantage to the end user who is therefore not reliant upon the traditional electricity infrastructure for delivery of electricity to the site of use.

Energy generated to match peak usage times.  Peak energy usage and high electricity costs typically occur mid-day, which also generally corresponds to peak sunlight hours and solar power electricity generation.

Reliable Source of Electricity.  Solar power systems generally do not contain moving parts, nor do they require significant ongoing maintenance. As a result, we believe solar power systems are one of the most reliable forms of electricity generation.

Modular.  Solar power systems are made from interconnecting and laminating solar cells into solar modules. Given this method of construction, solar power products can be deployed in many different sizes and configurations to meet specific customer needs.

Challenges Facing the Solar Power Industry

Although solar power has several advantages and is an attractive alternative to traditional energy sources, there remain certain key challenges that the solar power industry must overcome to accomplish broad commercialization of its products, including:

Possible Reduction or Elimination of Government Subsidies and Incentives. The current growth of the solar power industry substantially relies on the availability and size of government subsidies and economic incentives, such as capital cost rebates, reduced tariffs, tax credits, net metering and other incentives. Governments may eventually decide to reduce or eliminate these subsidies and economic incentives. It remains a challenge for the solar power industry to reach sufficient scale to be cost-effective in a non-subsidized marketplace.

High Cost of Solar Power.  Generally, the per kilowatt-hour cost of generating solar electricity, including the upfront capital costs, is greater than retail electricity rates. While government policy mechanisms and heightened consumer awareness are driving solar power adoption, the cost of solar power products remains an impediment to growth. To address this issue, manufacturers must improve the cost efficiency of solar power systems through innovation and continuous improvement of production techniques. For example, improving conversion efficiencies of solar cells will reduce raw material requirements and lower costs required to manufacture a solar power system with a given output. Higher conversion efficiencies also decrease the size of the solar power system, and thereby lower the system installation costs.

Shortages of Raw Materials.  According to Solarbuzz, crystalline silicon technology represented 90.2% of the solar cell market in 2006. Polysilicon is the main raw material used in manufacturing our solar cells. Currently, there is an industry-wide shortage of polysilicon, which is expected to last in the near future. As a result of this raw material shortage, we believe the growth of the solar industry will be hindered in the near term. In addition, we believe effective supply chain management is critical to ensure continued growth for the industry.

Our Operations

We currently have a solar module lamination line and a solar cell production line with annual manufacturing capacities of approximately 25 megawatts (“MW”) and 15 MW, respectively. We believe that our Company’s proprietary manufacturing process allows us to produce PV solar solutions at a much lower cost than traditional solar cell manufacturing for the same levels of production due to its far lower capital cost. Our production line requires less than 1/3 of the capital investment of traditional solar cell production lines for the same levels of production due to the proprietary nature and in-house manufacturing of our capital equipment, while the competition must import costly capital equipment from Germany and Japan.

After manufacturing, our products are put through a rigid quality assurance process.  We have also established an effective quality control system. All of the products are strictly in accordance with international standards (IEC61215, TUV Safe Class II, UL1703), which further supports its competitiveness in international markets. We also believe that we are capable of rapidly expanding within a short period, as we have total solutions for every aspect of solar energy product manufacturing.

Our manufacturing and research facility is located in Shanghai, China. Currently we have a 15MW solar cell production line and a 25 MW solar panel lamination line. In our facility’s solar cell and solar panel lamination production lines, we are able to produce different kinds of cells, for example, 6-inch cells and 8-inch cells, mono-crystalline cells and multi-crystalline cells, as well as different types and sizes of solar modules.

We have also established a sales and marketing force of four people, led by Mr. Wennan Li, our Chief Executive Officer. The Company’s targeted customers, besides our existing clients, are mainly system integrators and distributors in Europe, the U.S. and China.

Products and Services

PV Cells

Perfectenergy currently designs, manufacturers and markets crystalline solar cells (approximately 6 inch squares composed of silicon and glass) sold as crystalline solar modules (metal grid structures housing 72 cells).

A PV cell is a silicon semiconductor device that converts sunlight into electricity by a process known as the photovoltaic effect. The following table sets forth the specifications for samples of two types of PV cells we currently produce:

PV Cell Type	Dimensions (mm×mm)	Conversion Efficiency (%)	Thickness (em)

Monocrystalline silicon cell	125x125	16.50 - 16.80%	200-230
	156x156	16.50 - 16.80%	200-230

The key technical efficiency measurement of PV cells is the conversion efficiency rate. In general, the higher the conversion efficiency rate, the lower the production cost of PV modules per watt because more power can be incorporated into a given size package. The average conversion efficiency rate of our monocrystalline PV cells reached 16.8% in June 2007, representing an increase from 15% in December 2005 when we began producing PV cells. We currently produce a variety of PV cells ranging from 200 microns to 230 microns in thickness. In order to further lower our production costs, we intend to focus on producing PV cells with decreasing thickness levels.

PV Modules

A PV module is an assembly of PV cells that have been electrically interconnected and laminated in a durable and weatherproof package. Our solar cells are often sold as components of assembled modules. We are also developing PV modules with higher power to meet the rising expansion of on-grid configurations. The majority of the PV modules we currently offer to our customers range in power between 10W and 180W. The Company also performs limited OEM work for other cell producers, such as selling standalone solar modules. We sell approximately 90% of our PV modules under our “Perfectenergy” brand, and approximately 10% of our PV modules under the brand names of our customers.

   We believe our PV cells and modules are highly competitive with other products in the solar energy market in terms of efficiency and quality. We expect to continue improving the conversion efficiency and power, and reducing the thickness, of our solar products as we continue to devote significant financial and human resources in our various research and development programs.

Consulting Services

The Company also provides consulting services for manufacturers of solar wafers and solar cells, and also manufacturers of production line equipment for solar energy product manufacturing.

Research and Development

We place great emphasis on product research and development (“R&D”). We are currently engaged in R&D to create and develop new solar energy products, while improving upon our current solar cells and solar panels. We are also currently developing other types of mono-crystalline and poly-crystalline solar cell products, as well as our own PV or solar energy systems. We believe that our research and development team has mastered the design and manufacturing of silicon solar cells, mono-crystalline or multi-crystalline, and several different types of solar panels. We are also capable of designing key manufacturing equipment and machines in-house for use in manufacturing our products. We believe that such knowledge base has given us the following advantages:

•
Lower investment costs and shorter building period. When we built our first 10MW cell production line, it took us only four months instead of the industry norm of twelve to eighteen months, and cost us only a fraction of the investment of our competitors. Going forward, we believe that we will still be able to maintain a substantial cost advantage over our competitors for the same capacity and the same product performance in this regard.

•
Lower production and maintenance costs. Our costs are typically 15% lower than our competitors. Moreover, we are capable of operating our production line continuously at more than 90% capacity. However, our cost savings do not come at the expense of product quality. We strictly adhere to international standards, IEC61215, TUV Safe Class II, and UL 1703.

•
Flexible production. With our mastery of the designing and manufacturing techniques, we are able to quickly provide total solutions for our customers and provide custom made products according to their special requirements for irregular sizes and outputs. Such capability also saves costs for us, as we can maximize utilization of otherwise useless leftovers, a considerable advantage amidst today’s worldwide shortage of silicon supply. Additionally, we are usually able to take small orders with a very short lead time.

We have strong R&D capabilities. Internally, we have created a number of unique processes and techniques for wafers' surface treatment, fire and passivation, and the coating, resulting in better product performance, higher production efficiency, and significant cost reduction. We have also formed a long-term strategic alliance with Shanghai Solar Engineering & Technology Centre Co., Ltd., which is sponsored by the Shanghai local government. Working closely together, we have developed some unique technologies, such as textiles, junction passivation, multi-layer coating technologies, and we have also managed to maintain our average conversion efficiency consistently over 16.5%. In addition, we are working with them to continuously enhance conversion efficiency of our PV cells. We are also jointly developing new higher-efficiency solar cells, including Flow-Zone (“FZ”) silicon solar cells. We believe the conversion rate for our PV cells will increase to over 17% in 2008. Further, we have entered into partnership agreements with Shanghai Solar Power Technology Research Center to jointly develop high productivity, low-investment zone-smelting silicon cells, and also double-sided silicon solar cells, of which conversion efficiency is expected to be more than 21%. We have also filed application for two patents in this area and are currently preparing two additional patent applications as well.

Growth Strategies and Marketing

Growth Strategies

In 2006, approximately 30% of the Company’s revenue came from the sale of stand-alone PV cells, all into the Chinese market. The remaining 70% of the Company’s 2006 revenue was generated from the sale of assembled PV modules, with 95% of PV module revenue from sales to foreign markets, mostly in Europe. Our three-pronged growth strategy to further expand our sales is as follows:

1.
To continue to enlarge our market share in Europe. Today, the European PV market represents over 60% of the world’s total installation. Europe’s global leadership has been spearheaded by Germany and followed by Spain, the two countries, where most of our export goes today, having already established a significant market presence. We aim to continue our strong growth momentum in Europe, with the objective of significantly increasing our exports to Europe over the next two years.

2.
To enter the U.S. market. Although the PV market in the United States currently accounts for only approximately 8% of the global share, it has been growing very rapidly in recent years. For example, total installations in the United States are expected to double in 2007, and installations in the United States are projected to increase to about 23% of the global market in 2011. Our plan is to achieve $4 million in sales to the U.S. market in 2007, and to increase such exports to $10 million in 2008.

3.
To aggressively increase our PV panels’ domestic market share inside China. China’s PV market is still small but we expect it will grow rapidly in the next decades, given the increasing support for solar energy initiatives from the Chinese government. It is projected that the Chinese solar energy products market will grow from only 25MW in 2005, to 500MW in 2010, and then to 30,000MW in 2020. We plan to increase our sales in China to 40% of our total panel sales in the next two years.

To ensure achievement of our growth objectives above, we are taking the following measures:

Obtaining international certifications for our products. We initiated the IEC and TUV certification processes for our products in April 2006. The TUV certification means that our production process has been qualified for IEC 61215 and Safety Class II test standards and production quality inspections are performed periodically. EC 61215 is a test standard for the durability and reliability of crystalline silicon modules and Safety Class II is a test standard for the electrical shock insulation capabilities of PV modules. We received our official IEC61215 and Safety Class II certifications from TUV in August 2007. We believe that maintaining these certifications will significantly enhanced our sales in Europe. Further, we also began our application process for UL certification for our products in the United States in May 2007. The UL certification process will take approximately five (5) months to complete, and its completion will further enhance sales of our products in the U.S. PV markets.

Improving the efficiency of our solar cells and increasing the variety of our cell types. We continue to conduct R&D and implement technology to improve the efficiency of our solar cells and we also plan to increase the variety of solar cells that we will produce. Our plans are as follows:
	2007	2008	2009
Average conversion efficiency	16.5%	17%	17.5%
Cell’s size(mm)	125&156	125&156	125&156
Cell type	Multi-crystalline & FZ	Other high efficiency cells

Expansion of our production capacity. We currently have workshop floor space of 6,200m2 with a capacity of 15 MW. We plan to increase our capacity and production lines in the next years as follows:

	2006	2007	2008
Cell Production Line	1	2	4
Capacity (MW)	15	50	90 - 100
Workshop floor space (m2)	3,000	6,000	12,000

	2006	2007	2008
Lamination Line	1	2	3
Capacity (MW)	25	50	100
Workshop floor space (m2)	3,000	6,000	12,000

Marketing And Distribution

We market and sell our solar power products worldwide through our direct sales force, which is based in our facilities in Shanghai. Our marketing programs include industrial conferences, trade fairs, sales training, and advertising. Our sales and marketing groups work closely with our research and development and manufacturing groups to coordinate our product development activities, product launches and ongoing demand and supply planning. We sell our products to a number of systems integrators and distributors, primarily located in Germany, Spain and Italy, who purchase its solar modules, purchase software and hardware from other vendors and integrate and install the end-product for customers. Many of Perfectenergy’s customers, in turn, sell turnkey solar systems to end-users that include individual owners of agricultural buildings, owners of commercial warehouses, offices and industrial buildings, public agencies and municipal government authorities that own buildings suitable for solar system deployment, owners of land designated as former agricultural land, waste land or conversion land, such as former military bases or industrial areas, and financial investors that desire to own large scale solar projects. The Company is also planning on increasing its vertical integration through internal development and outside acquisition. This vertical integration will allow the Company to protect and acquire key margin components of its overall supply chain. The acquisitions of one or more systems integrators will allow Perfectenergy to own the end-market customer and develop a brand recognized for its low-cost solutions and consistently high quality products by controlling the installation, repair and maintenance of its products.

Our Suppliers

Silicon is essential for manufacturing our products and, as noted above, silicon manufacturers are not currently able to keep up with demand.  We have three (3) year silicon supply agreements with both Tianjin Huan Ou Semiconductor Material Technology Co., Ltd. (“Tianjin Huan Ou”) and Chengdu Jiayang Silicon Technology, Inc., Ltd. (“Chengdu”), which were executed in 2006 and are in place through 2009. Our silicon wafer supply agreement with Tianjin Huan Ou provides us 2.5 million silicon wafers in 2007, 5 million silicon wafers in 2008, and 10 million silicon wafers in 2009. Tianjin has long-term contracts to get the silicon material produced by Renewable Energy Corporation (REC) for up to 150 tons of silicon in 2007, up to 300 tons of silicon in 2008 and up to 500 tons of silicon in 2009, all at market prices. Our silicon supply contract with Chengdu provides us with 800,000 silicon wafers in 2007, 1.5 million silicon wafers in 2008, and 3 million silicon wafers in 2009. In order to further mitigate the risk that we will be unable to obtain sufficient supplies of silicon, we entered into a multi-party alliance with Shanghai Shenzhou New Energy Development Co., Ltd., Tianjin Huan Ou, and Shanghai Solar Energy Engineering Technology Research Co., Ltd. A member of our alliance has had long-time cooperation relationship with one of the top silicon manufacturers in the United States, and we believe that this alliance will help us obtain a sufficient supply of silicon at a reasonable price for the coming years and when we expand our production capacity. However, we cannot guarantee that we will be able to obtain sufficient amounts of silicon through this alliance, or through our current suppliers that will be required to meet our manufacturing needs. If we are unable to obtain sufficient quantities of silicon through the alliance and we had to purchase silicon in the open market, it could have an adverse affect on our results of operations.

Other materials needed to produce cells and modules, such as chemicals, special-made glasses, etc. are relatively easy to purchase from multiple vendors and we intend to work with two to three vendors to ensure the best pricing and quality of these supplies.

Employees

As of August 8, 2007, we had approximately 120 employees, of which all were full-time employees. None of these employees are represented by any collective bargaining agreements. Neither we nor any of our subsidiaries have experienced a work stoppage. Management believes that our relations with our employees are good.

Intellectual Properties and Licenses

The following table describes the intellectual property owned by the Company:

Type	Name	Issued by	Duration	Description
Trademark		Trademark Bureau of the People’s Republic of China	Ten years (and renewable within six months prior to the end of each ten-year term for additional ten-year periods)	Logo, brand name used in our products

Patent	Solar cell fire furnace equipment	Intellectual Property Bureau of the People’s Republic of China	May 25, 2006 to May 25, 2016 (10 years)	To increase cell efficiency with proper cell production technique

Patent	Solar wafer drying equipment	Intellectual Property Bureau of the People’s Republic of China	May 17, 2006 to May 17, 2016 (10 years)	To dry wafers more effectively, thus improving quality and increasing yield

We started the IEC and TUV certification processes for our products in April 2006. We completed the testing process and we recently received the official certificates for our IEC61215 and Safety Class II certifications from TUV in August 2007. Moreover, we have also applied for UL certification in the United States. This certification process takes approximately five (5) months to complete, and we believe that successfully obtaining such certification will pave the way for a more rapid and expansive entry into the U.S. solar energy market.

Current Customers

We sell our products to a number of systems integrators and distributors, mostly located in Europe and China, who purchase solar cells and solar modules from us, software and hardware from other vendors, and then integrate and install the end-product for their customers. These systems integrators sell turnkey solar systems to end-users that include:

•	Individual owners of agricultural buildings

•	Owners of commercial warehouses, offices and industrial buildings,

•	Public agencies and municipal government authorities

•	Owners of land designated as former agricultural land, waste land or conversion land, such as former military bases or industrial areas

•	Financial investors interested in owning large scale solar projects.

We have also established a client base covering Europe, China and the United States. Our top three (3) customers by value, who accounted for 82.76% of our revenue as of December 31, 2006, are as follows:

•	Forever Import & Export Co., Ltd. was our largest customer in fiscal 2006. Sales to this customer accounted for 61.12% of our 2006 revenue.

•	Shanghai Zhiqin Silicon Technology Co., Ltd. was our second largest customer. Sales to this customer accounted for 13.49% of our 2006 revenue.

•	Shanghai Solar Energy Technology Co., Ltd. was our third largest customer in fiscal 2006. Sales to this customer accounted for 8.15% of our 2006 revenue.

Management expects that the proportion of revenue accounted for by these customers will decrease as its new markets develop in the United States, China and Europe.

Competition

The global solar power market is highly competitive and has been rapidly evolving. Various government incentive and subsidy programs implemented in Europe, the United States, China, Japan and other countries in recent years have further induced competition in solar energy product marketplace. In particular, a large number of manufacturers have entered the solar market. According to Solarbuzz, there are over 100 companies engaged in PV products manufacturing or have announced plans to do so.

Compared with the larger PV giants such as Sharp, Q-Cell, Suntech, PV-Tech and Shanghai Solar Energy S&T Co. Ltd (“SSEC”), our Company is relatively new. Nevertheless, we believe that we can effectively compete with these companies. We have both an outstanding management team and a strong research and development team consisting of experienced, high-caliber, and devoted professionals. Our main overseas competitors are, among others, BP Solar, Kyocera Corporation, Mitsubishi Electric Corporation, Motech Industries Inc., Sharp Corporation, Q-Cells AG, Sanyo Electric Co., Ltd. and Sunpower Corporation. Our primary competitors in China include Suntech Power Holding’s Co., Ltd., Baoding Tianwei Yingli New Energy Resources Co., Ltd. and Nanjing PV-Tech Co., Ltd. We compete primarily on the basis of the power efficiency, quality, performance and appearance of our products, price, strength of supply chain and distribution network, after-sales service and brand image. Many of our competitors have longer operating histories and significantly greater financial or technological resources than we do and enjoy greater brand recognition. Some of our competitors are vertically integrated and design and produce upstream silicon wafers, mid-stream PV cells and modules and downstream solar application systems, which provide them with greater synergies to achieve lower production costs. During periods when there is a shortage of silicon and silicon wafers, we compete intensely with our competitors in obtaining adequate supplies of silicon wafers. We expect the current silicon shortage will continue into 2007.

Moreover, many of our competitors are developing next-generation products based on new PV technologies, including amorphous silicon, transparent conductive oxide thin film, carbon material and nano-crystalline technologies, which, if successful, will compete with the crystalline silicon technology we currently use in our manufacturing processes. We are also seeking to develop new technologies and products through our research collaborations. However, if we fail to develop new technologies and products in a timely manner, we may lose our competitive advantage.

We, like other solar energy companies, also face competition from traditional non-solar energy industries, such as the petroleum and coal industries. The production cost per watt of solar energy is significantly higher than other types of energy. As a result, we cannot assure you that solar energy will be able to compete with other energy industries, especially if there is a reduction or termination of government incentives and other forms of support.

Environmental Matters

Our manufacturing processes generate noise, wastewater, gaseous wastes and other industrial wastes. We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our manufacturing process. We outsource the treatment of some of our wastewater and other liquid wastes to third-party contractors. Our operations are subject to regulation and periodic monitoring by local environmental protection authorities in Shanghai. We are planning to apply for ISO 14001 certification for our manufacturing facilities in Shanghai in 2007. ISO 14001 prescribes standards for management of organizations to achieve an effective environmental management system.

Principal Executive Offices

Our principal executive office is located at No. 479 You Dong Road, Xinzhuang Town, Shanghai 201100, People’s Republic of China and our telephone number is (8621) 5488-8436.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at its Public Reference Room, located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. The Company completed its first PV cell manufacturing line in October 2005 and its first PV lamination line was completed in December 2005. The Company began commercial shipment of its PV cells and modules in December 2005 as well. Our limited operating history and the unpredictability of our industry make it difficult for investors to evaluate our business and future operating results. An investor in the our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

In August 2007, we raised $18,400,000 in a private offering of our common stock and warrants that we plan to use for our operations. However, we may not be able to manage the expansion of our operations effectively, which may have an adverse affect on our business and results of operations.

We raised $18,400,000 through a private offering of our common stock and warrants at the closing of our Financing on August 8, 2007. We plan to use funds raised in the Financing for our operations and continued expansion of our business to address the growth in demand for solar power products and services, as well as to capture new market opportunities. Our expansion plans include but are not limited to the construction of additional production lines, the hiring of additional management and personnel and the purchase of assets from other companies. However, we cannot assure you that our current and planned operations, personnel, systems, internal procedures and controls will be adequate to support this growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, any of which could have an adverse affect on our business and results of operations.

The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications could cause a reduction in demand for our products and lead to decreases in our revenues.

We believe that the growth in many of the markets for our products, including our current largest markets, Germany and Spain, depends in part on the availability and amounts of government subsidies and economic incentives. At present, the cost of solar energy substantially exceeds the retail price of electricity in most markets in the world. As a result, federal, state and local governmental bodies in many countries, most notably Germany, Spain and the United States, have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction or elimination of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in their markets. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations.

If solar power technology is not suitable for widespread adoption, or sufficient demand for products does not develop or takes longer to develop than we anticipated, our sales may not continue to increase or may even decline, and we may be unable to sustain profitability.

The solar power market is at a relatively early stage of development and the extent to which our solar power products will be widely adopted is uncertain. Historical and current market data in the solar power industry are not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. If solar power technology proves unsuitable for widespread adoption or if demand for our products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to sustain our profitability. In addition, demand for solar power products in our targeted markets, including China and the United States, may not develop or may develop to a lesser extent than we anticipated. Many factors may affect the viability of widespread adoption of solar technology and demand for solar products, including:

•	performance and reliability of solar power products compared to conventional and other non-solar energy sources and products;

•	cost-effectiveness of solar power products compared to conventional and other non-solar energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar power industry;

•
fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by end users of solar power products, which tend to decrease when economy slows down;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass; and

•	deregulation of the electric power industry and broader energy industry.

The failure of the market for solar energy products to develop or the development of the solar energy product market to a lesser extent than we anticipate would have a material adverse effect on our business.

Because we face intense competition from other companies producing solar energy and other renewable energy products and many of our competitors have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

The market for solar energy products is intensely competitive and rapidly evolving. Many of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Our competitors include solar power divisions of large conglomerates such as BP Solar, Kyocera, Royal Dutch Shell, Sharp Corporation and Sanyo, as well as specialized cell and module manufacturers such as Q-Cells AG and Solarfun Power Holdings Co., Ltd., as well as integrated manufacturers of PV products such as SolarWorld AG. Some of our competitors, such as Renewable Energy Corporation ASA, have also become vertically integrated, from upstream silicon wafer manufacturing to solar system integration. We expect to compete with future entrants to the solar energy product market that offer new technological solutions. We may also face competition from semiconductor manufacturers, a few of which have already announced their intention to start production of PV cells. Many of our competitors are developing or currently producing products based on new solar energy technologies, including amorphous silicon, ribbon, sheet and nano technologies, which they believe will ultimately cost the same as or less than crystalline silicon technologies similar to ours. In addition, the entire solar energy industry also faces competition from conventional and non-solar renewable energy technologies. Due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not as competitive with other energy sources without government incentive and subsidy programs.

Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. For example, those of our competitors that also manufacture semiconductors may source both semiconductor grade silicon wafers and solar grade silicon wafers from the same supplier. As a result, those competitors may have stronger bargaining power with the supplier and have an advantage over us in negotiating favorable pricing, as well as securing silicon wafer supplies at times of shortages. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential distributors and have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

Our failure to further refine our technology and develop and introduce new solar energy products could render our products uncompetitive or obsolete, and reduce our sales and market share.

The solar energy industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar energy industry, evolving industry standards and changing customer requirements. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing solar energy technologies that other companies may develop could prove to be more cost-effective and have better performance than our solar energy products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Breakthroughs in solar energy technologies that do not use crystalline silicon could mean that companies such as us that rely entirely on crystalline silicon would encounter a sudden, sharp drop in sales. Our failure to further refine our technology and develop and introduce new solar energy products could render our products uncompetitive or obsolete, and result in a decline in our market share.

Our future success substantially depends on our ability to significantly increase both our manufacturing capacity and output. Our ability to achieve our expansion goals is subject to a number of risks and uncertainties.

Our future success depends on our ability to significantly increase both our manufacturing capacity and output. If we are unable to do so, we may be unable to expand our business, decrease our costs per watt, maintain our competitive position and improve our profitability. Our ability to establish additional manufacturing capacity and increase output is subject to significant risks and uncertainties, including:

•	the need to raise significant additional funds to purchase and prepay for raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

•	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw materials prices and problems with equipment vendors;

•	delays or denial of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional manufacturing capacity or to increase manufacturing output, or if we encounter any of the risks described above, we may be unable to expand our business as planned. Moreover, we cannot assure you that if we do expand our manufacturing capacity and output we will be able to generate sufficient customer demand for our PV products to support our increased production levels.

Our inability to obtain sufficient quantities of silicon and silicon wafers would adversely affect our business and results of operations and limit our ability to further expand.

Silicon wafers are the essential raw materials for making our solar power products. To maintain competitive manufacturing operations, we will depend on our suppliers’ timely delivery of quality silicon wafers in sufficient quantities and at acceptable prices. Silicon wafer suppliers, in turn, depend on silicon manufacturers to supply silicon required for the production of silicon wafers. We have formed a strategic multi-party alliance with both upstream and downstream partners in an effort to obtain a reliable supply of silicon. However, significant growth of the solar power industry has resulted in a significant increase in demand for silicon and silicon wafers, and some producers have, from time to time, experienced late delivery and supply shortages. In particular, some suppliers of silicon also supply to silicon wafer manufacturers for the semiconductor industry, which typically have greater buying power and market influence than manufacturers for the solar power industry. As a result, increases in the demand for silicon from the semiconductor industry may, in the future, result in late deliveries or supply shortages with respect to the specialized silicon that silicon wafer suppliers need as raw materials. Any shortage of silicon or our inability to get silicon when we need it could result in a reduction of manufacturing output, delayed or missed shipments, damaged customer relationships and decreased revenues any of which may adversely affect our business, our results of operations and our future expansion plans.

Our costs and expenses may increase as a result of entering into fixed price, prepaid arrangements with our suppliers.

We plan to secure our supply of silicon wafers increasingly through long-term contracts with suppliers. We currently have two three-year silicon wafer supply contracts with Tianjin Huan Ou Semiconductor Material Technology Co., Ltd. and Chengdu Jiayang Silicon Technology, Inc., Ltd., under which these suppliers agreed to provide us with specified quantities of silicon wafers at agreed prices from 2007 through 2009. In order to further reduce the risk that we will be unable to obtain sufficient supplies of silicon, we entered into a multi-party alliance with Shanghai Shenzhou New Energy Development Co., Ltd., Tianjin Huan Ou Semiconductor Material Technology Co., Ltd., Shanghai Solar Energy Engineering Technology Research Co., Ltd. A member of our alliance has had long-time cooperation relationship with one of the top silicon manufacturers in the United States, and we believe that this alliance will help us obtain a sufficient supply of silicon at a reasonable price for the coming years and when we expand our production capacity. If the prices of silicon or silicon wafers were to decrease in the future and we were locked into fixed price, prepaid arrangements, we may not be able to adjust our materials costs and thus, our cost of revenues will be negatively affected. Additionally, if demand for our solar power products decreases, we may incur costs associated with carrying excess materials, which may have a material adverse effect on our operating expenses. To the extent we are not able to pass these increased costs and expenses to our customers, our business, results of operations and financial condition may be materially and adversely affected. Moreover, since some of our supply contracts may require pre-payment of a substantial portion of the contract price, we may not be able to recover such pre-payments and would suffer losses should such suppliers fail to fulfill their delivery obligations under the contracts.

Our dependence on a limited number of third-party suppliers for key raw materials and customized manufacturing equipment could prevent us from timely delivering our products to our customers in the required quantities, which could result in order cancellations and decreased revenues.

We purchase raw materials from a limited number of third-party suppliers. Our suppliers of silicon include Tianjin Huan Ou Semiconductor Material Technology Co., Ltd. and Chengdu Jiayang Silicon Technology Inc. Ltd. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available at a higher cost or after a long delay, and we could be prevented from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of a supplier to supply materials and components that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs, particularly if we are unable to obtain these materials and components from alternative sources on a timely basis or on commercially reasonable terms. In addition, certain of our manufacturing equipment has been designed and made specifically for us. As a result, such equipment is not readily available from multiple vendors and would be difficult to repair or replace. Any significant damage to, or break down of, our customized manufacturing equipment could cause material interruptions to our operations and consequentially, could have a material adverse effect on our business and results of operations.

Our dependence on a limited number of customers may cause significant fluctuations or declines in our revenues.
We currently sell a substantial portion of our solar energy products to a limited number of customers, including distributors, engineering design firms, system integrators, other value-added resellers, as well as integrated manufacturers of solar power modules and products. In fiscal year 2006 and for the three months ended March 31, 2007, two customers accounted for approximately 72% and 90% of our total net revenues, respectively, and sales to our largest customer accounted for approximately 61.12% and 48.54% of our total net revenues, respectively. Sales to our other customers are typically made through non-exclusive, short-term arrangements. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues and have a material adverse effect on our results of operations:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	selection by one or more of our significant distributor customers of products competitive with ours;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and

•	failure of any of our significant customers to make timely payment for our products.

We face risks associated with the marketing, distribution and sale of our PV products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In 2006 and for the three months ended March 31, 2007, we sold 61.12% and 15.18%, respectively, of our products to customers outside of China. The marketing, international distribution and sale of our PV products expose us to a number of risks, including:

•	fluctuations in currency exchange rates; difficulty in engaging and retaining distributors who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Wennan Li, our chief executive officer and the chairman of our board of directors. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our executive officers has entered into an employment agreement with our subsidiary, which contains confidentiality and non-competition provisions. However, if any disputes arise between our executive officers and us, we cannot assure you, in light of uncertainties associated with the Chinese legal system, the extent to which any of these agreements could be enforced in China, where some of our executive officers reside and hold some of their assets. See “Risks Related to Doing Business in China— Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.”

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. In particular, we depend on the services of Hongbo Li, our Chief Technical Officer. Recruiting and retaining capable personnel, particularly those with expertise in the solar power industry, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

We rely primarily on patent, trademark, trade secret, copyright law and other contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. For example, we have two (2) issued patents and we also have two (2) pending patent applications in China. We cannot assure you that our patent applications will be issued with claims sufficiently broad for our business. As a result, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Such litigation may be costly and may divert management attention as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Although we sell a substantial portion of our products outside of China, we currently only hold patents issued in China. Our business, results of operations and financial condition would be materially and adversely affected if our sales outside China were to be restricted by intellectual property claims by third parties.

As of March 31, 2007, we had a total of two (2) issued patents and two (2) pending patent applications in China. We do not have, and have not applied for, any patent for our proprietary technologies outside China although we have sold, and expect to continue to sell, a substantial portion of our products outside China. Since the protection afforded by our patents is effective only in China, others may independently develop substantially equivalent technologies, or otherwise gain access to our proprietary technologies, and obtain patents for such intellectual properties in other jurisdictions, including the countries to which we sell our products. If any third parties are successful in obtaining patents for technologies that are substantially equivalent or the same as the technologies we use in our products in any of our markets before we do and enforce their intellectual property rights against us, our ability to sell products containing the allegedly infringing intellectual property in those markets will be materially and adversely affected. If we are required to stop selling such allegedly infringing products, seek license and pay royalties for the relevant intellectual properties, or redesign such products with non-infringing technologies, our business, results of operations and financial condition may be materially and adversely affected.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

Our products may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. Our PV modules are typically sold with a two-year limited product warranty for defects in materials and workmanship, and a 5-, 10- and 20-year warranty against declines of initial power generation capacity by more than 10%, 10% and 15%, respectively. As a result, we bear the risk of extensive warranty claims long after we sell our products and recognize revenues. As we began selling PV modules only since September 2005, none of our PV modules has been in use for more than five years. Due to the short usage history of our products, we cannot assure you that our assumptions regarding the durability and reliability of our products are reasonable. Our warranty provisions may be inadequate, and we may have to incur substantial expense to repair or replace defective products in the future. Any increase in the defect rate of our products would cause us to increase the amount of our warranty reserves and have a correspondingly negative impact on our operating results. Furthermore, widespread product failures may damage our market reputation, reduce our market share and cause our sales to decline.

The lack or inaccessibility of financing for off-grid solar energy applications could cause our sales to decline.

Our products are used for off-grid solar energy applications in developed and developing countries. In some developing countries, government agencies and the private sector have, from time to time, provided subsidies or financing on preferred terms for rural electrification programs. We believe that the availability of financing could have a significant effect on the level of sales of off-grid solar energy applications, particularly in developing countries where users may not have sufficient resources or credit to otherwise acquire PV systems. If existing financing programs for off-grid solar energy applications are eliminated or if financing is inaccessible, the growth of the market for off-grid solar energy applications may be materially and adversely affected, which could cause our sales to decline. In addition, a rise in interest rates could render existing financings more expensive and be an obstacle for potential financings that would otherwise spur the growth of the PV industry.

Changes to existing regulations over the utility sector and the PV industry may present technical, regulatory and economic barriers to the purchase and use of PV products, which may significantly reduce demand for our products.

The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utilities companies. These regulations and policies often relate to electricity pricing and technical interconnection of end user-owned power generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. End users’ purchases of alternative energy sources, including PV products, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our PV products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or for having the capacity to use power from the electricity transmission grid for back-up purposes. These fees could increase end users’ costs of using our PV products and make our PV products less desirable, thereby having an adverse effect on our business, prospects, results of operations and financial condition.

We anticipate that our PV products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters in various countries. It is also burdensome to track the requirements of individual localities and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our PV products may result in significant additional expenses to us, our distributors and end users and, as a result, could cause a significant reduction in demand for our PV products.

Fluctuations in exchange rates could adversely affect our business.

A portion of our sales is currently denominated in U.S. dollars, with the remainder in Renminbi and Euros, while a substantial portion of our costs and expenses is denominated in U.S. dollars and Renminbi, with the remainder in Euros. Therefore, fluctuations in currency exchange rates could have a material adverse effect on our financial condition and results of operations. Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and Euro, affect our gross and net profit margins and could result in foreign exchange and operating losses.

We had net foreign currency translation adjustment gains of $57,062 and $13,340 as of December 31, 2006, and 2005, respectively. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. We plan to reduce the effect of such exposure through hedging arrangements, such as entering into forward exchange contracts and foreign currency option contracts, but we cannot assure you that such hedging activities will be effective in managing our foreign exchange risk exposure.

Our financial statements are expressed in U.S. dollars but our functional currency is Renminbi. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. To the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from this offering, any appreciation of the Renminbi against the U.S. dollar could result in a change to our income statement. On the other hand, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our stock.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. We are in compliance with present environmental protection requirements and have all necessary environmental permits to conduct our business. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

As with other PV product manufacturers, we are exposed to risks associated with product liability claims in the event that the use of the PV products we sell results in injury. Since our products are electricity producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. We only commenced commercial shipment of our products in December 2005 and, due to limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Immediately after the closing of the Exchange and the Financing, our directors and executive officers will control approximately 48.35% of our outstanding shares of stock that are entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

All of our business operations are conducted in China and some of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our business through our subsidiary, Perfectenergy BVI and its subsidiary, Perfectenergy Shanghai, which is established in China. Perfectenergy Shanghai is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and China’s legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We rely on dividends paid by our subsidiaries for our cash needs

We conduct substantially all of our operations through our subsidiary, Perfectenergy BVI, and its subsidiary, Perfectenergy Shanghai, which is a limited liability company established in China. We rely on dividends paid by Perfectenergy Shanghai for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Perfectenergy Shanghai is also required to set aside at least 10.0% of its after-tax profit based on China’s accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. Perfectenergy Shanghai is also required to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. In addition, if Perfectenergy Shanghai incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 2.1% appreciation of Renminbi against U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Certain portions of our revenues and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, our Chinese subsidiary, Perfectenergy Shanghai, is able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by Perfectenergy Shanghai under the capital account continue to be subject to significant foreign exchange controls and require the approval of China’s governmental authorities, including the SAFE. In particular, if Perfectenergy Shanghai borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance Perfectenergy Shanghai by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of Perfectenergy Shanghai to obtain foreign exchange through debt or equity financing.

Our business benefits from certain Chinese government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The Chinese government has provided various incentives to high-technology companies, including Perfectenergy Shanghai, our operating subsidiary, in order to encourage development of the high-technology industry. Such incentives include reduced tax rates and other measures. For example, Perfectenergy Shanghai, which is registered and operating in a high-tech zone in Shanghai, has been qualified as a “high or new technology enterprise.” As a result, we are entitled to a preferential enterprise income tax rate of 15.0% so long as it continues to operate in the high-tech zone and maintains its “high or new technology enterprise” status. We were entitled to a two-year exemption from the enterprise income tax for our first two profitable years of operation, which were 2005 and 2006. We thereafter are entitled to a 50% deduction of the income tax rate of 33%, which is a rate of 16.5% from January 2007 to December 31, 2009. As these tax benefits expire, our effective tax rate may increase significantly. Beginning January 1, 2008, a new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The key changes are: (a) the new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies, who pay a reduced rate of 15%; and (b) companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above during the grace period. Since Perfectenergy Shanghai was established before March 16, 2007, the Company is qualified to continue enjoying the reduced tax rate as described above. Since the detailed guidelines for this new tax law have not been published yet, the Company cannot determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms. Any increase of in our enterprise income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu, SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. In 2005, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. Any prolonged recurrence of avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of China, as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Relating to this Offering and Ownership of Our Securities

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

          The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

          Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

          Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

          Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, the stock market in which shares of the Company’s common stock will be quoted, generally have been very volatile and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	announcements of technological innovations, new services or product lines by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

We will incur increased costs and compliance risks as a result of becoming a public company.

As a public company, we will incur significant legal, accounting and other expenses that Perfectenergy BVI did not incur as a private company prior to the Financing and Exchange. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the National Association of Securities Dealers (“NASD”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Since, prior to the Exchange and Financing, Perfectenergy BVI operated as a private company without public reporting obligations, Perfectenergy BVI has committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends is within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this report. We derived the financial data for the period January 1 through March 31, 2007 and as of December 31, 2006 and 2005 from the predecessor’s financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.
Three months ended March 31,		Year ended December 31,	For the period from April 1, 2005 (inception) to December 31,
2007 (Unaudited)	2006 (Unaudited	2006 (Audited)	2005(Audited)

Net sales	$221,038	$1,890,949	$10,598,286	$5,802,122
Cost of sales	216,462	1,688,495	9,206,123	5,137,107

Gross profit	4,567	202,454	1,392,163	665,015

Selling, Administrative expenses	185,248	115,973	699,487	305,629

(Loss) Income from operations	(180,672)	86,481	692,676	359,386
Other (income) expense	10,751	(2,618)	173,472	5,550

Income (Loss) before income taxes	(191,423)	89,099	519,204	353,836
Income taxes	—	—	—	—

Net income (Loss)	$(191,423)	$89,099	$519,204	$353,836

	As of March 31,	As at December 31,
	2007	2006	2005
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$95,660	$89,209	$659,049
Working Capital	(15,019)	204,834	526,380
Total Assets	3,465,043	3,769,378	1,913,503
Total Liabilities	2,117,393	2,250,347	1,121,940
Total Shareholders’ Equity	1,347,650	1,519,031	791,563

Footnotes

The transaction contemplated under the Exchange Agreement (the “ Exchange ”) is deemed to be a reverse acquisition, where Perfectenergy Nevada (the legal acquirer) is considered the accounting acquiree and Perfectenergy BVI (the legal acquiree) is considered the accounting acquirer. The Pro Forma Financial Statements for the Exchange are attached hereto as Exhibit 99.3.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Perfectenergy International Ltd. for the three months ended March 31, 2007 and 2006 and the fiscal years ended December 31, 2006 and 2005 should be read in conjunction with the Selected Consolidated Financial Data, Perfectenergy International’s financial statements and the notes to those financial statements that are included elsewhere in this Current Report on Form 8-K (“Form 8-K”). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

Perfectenergy Nevada was originally incorporated on February 25, 2005 in the State of Nevada under its former name “Crestview Development Corporation.” As a result of the share exchange transaction that was completed on August 8, 2007 and described more fully above in the section titled “Business”, Perfectenergy BVI, a British Virgin Islands company engaged in the research, development, manufacturing and sale of solar cells, solar modules and photovoltaic (“PV”) systems, became our wholly owned subsidiary and our new operating business. The Company also provides consulting services for manufacturers of solar wafers, solar cells and production line equipment for solar energy product manufacturing. Perfectenergy BVI was incorporated under the laws of the British Virgin Islands on April 1, 2005 and conducts its business operations through its wholly owned subsidiary Perfectenergy Shanghai, which was incorporated under the laws of the People’s Republic of China on July 8, 2005.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing at Exhibits 99.1 and 99.2, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Inventories

Inventories are stated at the lower of cost or market, using a weighted average cost method. We review our inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence.

Equipment and leasehold improvements

Equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 10% residual value.

Revenue recognition

We recognizes revenues when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of VAT.

Shipping and handling

Costs related to shipping and handling are included in cost of revenues.

Research and development

Research and development expense include salaries, consult fees, supplies and materials, as well as costs related to other overhead such as facilities, utilities and other departal expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expense as incurred as they do not directly related to any particular licensee, licensee agreement or licenses fee.

Recent accounting pronouncements

In February 2006, the FASB issued SFAS No.155, “Accounting for Certain Hybrid Financial Instructs” (“FAS 155“) which amends SFAS No.133,”Accounting for Derivative Instruments and Hedging Assets and Extinguishments of Liabilities” FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS155 eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold under FAS140. FAS155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s fiscal year that begins after September 15, 2006. The adoption of SFA No.155 did not have a material effect on the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial assets”(“FAS 16”), which amends SFAS No.140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized serving assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted. The adoption of SFAS No. 156 did not have a material effect on the Company’s financial position or results of operations.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements,” which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity’s financial statements issued for fiscal years beginning after November 15, 2007.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2006 and December 31, 2005.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year Ended December 31,	% of	For Period from April 1, 2005 (inception) to December 31,	% of
	2006	Revenue	2005	Revenue
SALES	$10,598,286	100.00%	$5,802,122	100.00%

COST OF REVENUES	9,206,123	86.86%	5,137,107	88.54%

GROSS PROFIT	1,392,163	13.14%	665,015	11.46%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	679,858	6.41%	193,904	3.34%

RESEARCH AND DEVELOPMENT	19,629	0.19%	111,725	1.93%

INCOME FROM OPERATIONS	692,676	6.54%	359,386	6.19%

OTHER EXPENSES	173,472	1.64%	5,550	0.10%

INCOME BEFORE PROVISION FOR INCOME TAXES	519,204	4.90%	353,836	6.09%

PROVISION FOR INCOME TAXES	—	—	—	—

NET INCOME (LOSS)	519,204	4.90%	353,836	6.09%

OTHER COMPREHENSIVE INCOME Foreign currency translation adjustment	43,722	0.41%	13,340	0.23%

COMPREHENSIVE INCOME	562,926	5.31%	367,176	6.32%

REVENUES. Our revenues include revenues from sales of solar cells, and solar modules. During the year ended December 31, 2006, we had revenues of $10,598,286 as compared to revenues of $5,802,122 for the period from April 1, 2005 (inception) until December 31, 2005, an increase of approximately 82.66%. This increase is attributable to the increased sales of solar cells and solar modules. We believe that our sales will continue to grow because we are strengthening our sales force and improving the quality of our products.

COST OF REVENUES. Cost of revenues for 2006 increased $4,069,016 or 79.20%, from $5,137,107 for the period from April 1, 2005 (inception) until December 31, 2005 to $9,206,163 for the year ended December 31, 2006. The increase in our cost of revenues was proportional to the corresponding 82.66% increase in our revenues for 2006 as compared to our revenues for 2005.

GROSS PROFIT. Gross profit was $665,015 for the period from April 1, 2005 (inception) until December 31, 2005 as compared to $1,392,163 for the year ended December 31, 2006, representing gross margins of approximately 11.46% and 13.14%, respectively. The increase in our gross profits was mainly due to the Company having a whole year of operations in 2006 and an increase in production efficiency. In addition, sales in 2005 were mainly for buy and sell activities that have a lower gross profit percentage whereas sales in 2006 mainly consisted of sales of processed inventory.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $675,859 for the year ended December 31, 2006, as compared to $193,904 for the period from April 1, 2005 (inception) until December 31, 2005, an increase of approximately 248.55%. This increase is primarily attributable to increased wages, increased depreciation and the increased selling and distribution expenses.

RESEACH AND DEVELOPMENT COSTS. Research and development costs, which included development expenses such as salaries, consultant fees, cost of supplies and materials for samples, as well as costs related to other overhead such as facilities, utilities, and other departmental expenses, totaled $19,629 for the year ended December 31, 2006, as compared to $111,725 for the period from April 1, 2005 (inception) until December 31, 2005, a decrease of approximately 82.4%. The decrease was mainly because more R&D activities were performed in 2005 when we first began operations as compared to 2006. In addition, in 2006, the Company had 2 pending patents under the registration process and the Company has not continued performing more R&D activities until the patents for these products are approved.

OTHER EXPENSES. Our other expenses consisted of financial expenses and non-operating expenses. We had other expenses of $173,472 for the year ended December 31, 2006 as compared to $5,550 for the period from April 1, 2005 (inception) until December 31, 2005, an increase of approximately 3025.60%. The increase in other expenses mainly due to the interest expense paid for the loans from shareholders and officers during the year of 2006 as well as increased non-operating expenses including relocation cost to the new production facilities and the loss on disposal of equipment due to the relocation.

NET INCOME. Our net income for the year ended December 31, 2006 was $519,204 as compared to $353,836 for the period from April 1, 2005 (inception) until December 31, 2005. The increase in net income is attributable to increased sales volume and lower average costs. Our management believes that net income will continue to increase because we plan to continue improving our current products, begin introducing new products, and we believe that we will be expanding our sales into additional solar energy product markets in Asia, Europe and the United States. We are also making efforts to decrease our costs.

Comparison of Three Month Periods Ended March 31, 2007 and March 31, 2006.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

Three months ended March 31
2007	% of	2006	% of
(Unaudited)	Revenue	(Unaudited)	Revenue

SALES	$221,038	100.00%	$1,890,949	100.00%

COST OF REVENUES	216,462	97.93%	1,688,495	89.29%

GROSS PROFIT	4,576	2.07%	202,454	10.71%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	185,248	83.81%	115,973	6.13%

INCOME (LOSS) FROM OPERATIONS	(180,672)	(81.74%)	86,481	4.57%

OTHER EXPENSES (INCOME), NET	10,751	4.86%	(2,618)	(0.14%)

INCOME BEFORE PROVISION FOR INCOME TAXES	(191,423)	(86.60%)	89,099	4.71%

PROVISION FOR INCOME TAXES	—	—	—	—

NET INCOME (LOSS)	(191,423)	(86.60%)	89,099	4.71%

OTHER COMPREHENSIVE INCOME Foreign currency translation adjustment	15,487	7.0%	6,315	0.33%

COMPREHENSIVE INCOME	(175,936)	(79.60%)	95,414	5.04%

REVENUES. During the three months ended March 31, 2006, we had revenues of $1,890,949 as compared to revenues of $221,038 during the three months ended March 31, 2007, a decrease of approximately 88.30%. This decrease is attributable to decreased shipments of our solar modules because we had not received TUV certifications during the quarter, and because of this delay, the Company had to shift to sales of solar cells instead and the Company’s sales decreased while it was in the process of establishing business relationships with new customers. Further, our revenues decreased because during the first quarter in 2007, the Company moved to its new production facilities, the performance of our production lines did not reach target performance goals, and the capacity and the quality of our products did not match the Company’s design. In addition, the first quarter of every year is traditionally the slow sales season in the PV industry.

COST OF REVENUES. Cost of revenues for the first quarter of 2007 were $216,462 as compared to $1,688,495 for the quarter ended March 31, 2006, a decrease of approximately 87.2%. The decrease in revenue costs was proportional to the decrease in our sales during the first quarter in 2007 as compared to the same period in 2006.

GROSS PROFIT. Our gross profit for the three months ended March 31, 2007 was $4,576 as compared to a gross profit of $202,454 for the three months ended March 31, 2006, representing gross margins of approximately 2.07% and 10.71%, respectively. The decrease in gross profits is attributable to an increase in fixed costs associated with our relocation to our new plant and the significant expansion of our production facilities in our new plant. In addition, during the three months ended March 31, 2007, production at our plant had not returned to the desired levels and thus sales volumes were not at normal levels. During that period we also improved the structure design of our products, and thus the unit costs of our products rose. Further, the selling prices of our products decreased during the first quarter of 2007 as compared to the prices during the same period in 2006.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $185,248 for the three months ended March 31, 2007 as compared to $115,973 for the three months ended March 31, 2006, an increase of approximately 59.70%. This increase occurred because in order to reflect the true costs of the products, we assessed some manufacturing costs to administrative expenses, and administrative expenses absorbed $42,558 in rental fees for the first quarter. In addition, we had increased administrative and general expenses associated with our relocation to our new plant and our plant expansion, such as rental and utilities.

OTHER EXPENSES (INCOME). Other expenses for the first quarter of fiscal 2007 consisted of financial expenses and non-operating expenses. We had other expenses of $10,751 for the three months ended March 31, 2007 as compared to other income of $2,618 for the three months ended March 31, 2006, an increase of approximately 310.70%. The increase in other expenses was due to the increased interest expense paid for the loans from shareholders and officers.

NET INCOME (LOSS). We had a net loss of $191,423 for the three months ended March 31, 2007 as compared to net income of $89,099 for the three months ended March 31, 2006. The decrease in net income is attributable to a decrease in sales that could not cover the fixed costs. However, our management believes that this decrease is not a trend and our Company’s net income will increase in future periods because we have multiple executed sales contracts for our products and we expect to execute and generate additional sales in connection with several other sales contracts now that we have received official IEC61215 and Safety Class II certifications from TUV.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Twelve Months ended December 31, 2006

Net cash flow provided by operating activities was $550,745 in fiscal 2005 and while net cash flow used in operating activities was $(388,896) in fiscal 2006. The decrease of net cash flow provided by operating activities in fiscal 2006 was mainly due to the increased purchase of solar cells and other key inventory materials.

Net cash flow used in investing activities was $263,136 for fiscal 2005 and $1,338,251 in fiscal 2006. Uses of cash flow for investing activities included equipment purchases, costs associated with construction in progress and the prepayments on equity investments. The increase of net cash flow used in investing activities in fiscal 2006 was mainly due to the purchase of additional equipment and machinery and prepayment for the acquisition of investments.

Net cash flow provided by financing activities was $360,000 in fiscal 2005 and $1,145,149 in fiscal 2006. The increase in net cash flow was mainly due to $983,213 in borrowings from shareholders and officers, and $187,050 received as additional paid-in capital during fiscal 2006.

Three Months Ended March 31, 2007

Net cash flow provided by operating activities was $95,069 for the three months ended March 31, 2007 and while net cash flow used in operating activities was $718,325 for the three months ended March 31, 2006. The increase of net cash flow provided by operating activities for the three months ended March 31, 2007 was mainly due to cash received from accounts receivable and other receivables. Another factor contributing to the increase in the net cash flow provided by operating activities was that there was approximately $335,219 decrease in customer deposit payments during the first quarter of 2006.

Net cash flow used in investing activities was $73,290 and $224,572 for the three months ended March 31, 2007 and 2006, respectively. Uses of cash flow for investing activities relate to the capital expenditures for the acquisition of plant and equipment and cash paid for the acquisition of investments.

Net cash flow financing activities was $16,771 for the three months ended March 31, 2007. Compared with the net cash flow provided by financing activities of $649,757 for the three months ended March 31, 2006, the decrease of net cash flow was mainly due to there being no cash proceeds from additional paid-in capital and loans from shareholders and officers during the first quarter of 2007 as compared to $16,771 in repayments to shareholders and officers.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of March 31, 2007, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.
	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations :
Bank Indebtedness	$—	$—	$—	$—	$—
Other Indebtedness	$—	$—	$—	$—	$—
Capital Lease Obligations	$—	$—	$—	$—	$—
Operating Leases	$720	$126	$520	$74	$—
Purchase Obligations	$129,271	$14,556	$114,716	$—	$—
Total Contractual Obligations:	$129,991	$14,682	$115,236	$74	—

Operating lease amounts include the lease for the Company’s main office and manufacturing facility. All leases are on a fixed repayment basis. None of the leases includes contingent rentals.

Purchase obligations consist of the two (2) silicon wafers supply purchase contracts that we have with Tianjin Huan Ou and Chengdu that are described above under the section titled “Our Suppliers.”

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions, see the section of this Current Report entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

Perfectenergy Nevada does not use derivative financial instruments in its investment portfolio and has no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, Perfectenergy Nevada may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At March 31, 2007, we had approximately $95,660 in cash and cash equivalents. A hypothetical 5% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. A substantial portion of our sales is denominated in Euros, Renminbi (“RMB”) or other currencies. As a result, changes in the relative values of U.S. Dollars, Euros, RMB and other currencies affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates, particularly among the U.S. dollar, RMB and Euro, affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $13,340 and $43,722 in 2005 and 2006, respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB and Euros, continue to grow, we will consider using arrangements to hedge our exposure to foreign currency exchange risk.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. To the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from this offering, any appreciation of the RMB against the U.S. dollar could result in a change to our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.

DESCRIPTION OF PROPERTY

Shanghai offices and facilities

Our main office and our manufacturing facilities are located in Shanghai, P.R. China. The table below provides a general description of our facilities:

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
No. 479 You Dong Road, Xinzhuang Town, Shanghai, People’s Republic of China 201100	Main Office and Manufacturing facility	6,200	June 2011

The Company leases its main office and factory premises under a property lease agreements that expires in June 2011, with an option to renew the lease. Minimum future commitments under the lease agreements payable as of December 31, 2005 are as follows:

Year Ended December 31	Amount
2007	$168,783
2008	168,783
2009	173,706
2010	177,222
2011	73,843
Thereafter	—

Rental expense was $73,215 and $39,525 during 2006 and 2005, respectively. We believe that our existing facilities are well maintained and in good operating condition.

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth certain information concerning the number of our common shares owned beneficially as of August 7, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and named executive officers, and (iii) officers and directors as a group. Unless otherwise indicated, our shareholders listed possess sole voting and investment power with respect to the common shares shown.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares
Philip McDonald 7401 Springbank Blvd., Calgary, Alberta, Canada T3H 5R2	37,700,000	54.08%
All Officers, Directors and persons owning more than 5% as a group	37,700,000	54.08%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 7, 2007. As of August 7, 2007, there were 69,707,300 common shares issued and outstanding.

SECURITY OWNERSHIP IMMEDIATELY AFTER CHANGE OF CONTROL

The following table sets forth certain information regarding Perfectenergy Nevada’s common stock beneficially owned after the Closing, for (i) each stockholder known to be the beneficial owner of 5% or more of Perfectenergy Nevada’s outstanding common stock, (ii) each current and incoming executive officers and directors, and (iii) all current and incoming executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown, and their address is No. 479 You Dong Road, Xinzhuang Town, Shanghai 201100, People’s Republic of China.

Name of Beneficial Owner and Address	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Shares of Common Stock Beneficially Owned (2)
Wennan Li, CEO, President and Director	24,823,641	20.98%
Min Fan, Proposed Director	16,186,845	13.68%
Yunxia Yang, Proposed Director	16,186,845	13.68%
Hongbo Li, Chief Technology Officer	0	0
Diping Zhou, Chief Accounting Officer, Treasurer and Secretary	0	0
Adam Roseman, Proposed Director 9440 Little Santa Monica Blvd., Suite 401 Beverly Hills, CA 90210	0	0
Philip McDonald, Director (3) 7401 Springbank Blvd., Calgary, Alberta, Canada T3H 5R2	0	0
All Executive Officers and Directors as a Group (7 persons) (4)	57,197,331	48.35%

* Less than 1%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
Pursuant to the terms of the Amended and Restated Share Exchange Agreement dated August 8, 2007, our Company issued 60,000,000 common shares to the shareholders of Perfectenergy BVI equal to approximately 50.72% of the issued and outstanding common shares of our company as of the closing date of the share exchange transaction. The number of common shares issued by the Company also included those shares issued in connection with the closing of the Financing whereby the Company issued 26,285,714 Units at an issue price of $0.70 per Unit to the Investors. Immediately after the closing of the Share Exchange, after giving effect to the cancellation of 37,700,000 common shares by Mr. Philip McDonald pursuant to the terms of the Amended Agreement, and after the Company’s issuance 26,285,714 common shares in connection with the closing of the Financing, there are approximately 118,293,014 issued and outstanding shares of the Company’s common stock. Percentage totals may vary slightly due to rounding.

(3)
Mr. Philip McDonald will remain as a director of our company after the Closing but his resignation as director will become effective after the Company achieves compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, and the appointments of the proposed directors Min Fan, Yunxia Yang and Adam Roseman become effective.

(4)	Includes holdings of proposed directors.

MANAGEMENT

Appointment of New Officers and Directors

In connection with the Exchange Agreement, Perfectenergy Nevada’s Board appointed Wennan Li as a member of the board of directors effective at the Closing. In addition, upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 (“Rule 14f-1”) thereunder, the appointments of Min Fan, Yunxia Yang and Adam Roseman as new members of the Company’s board of directors will also become effective. Furthermore, concurrent with the closing of the Exchange Agreement, Philip McDonald, the former CEO, President, CFO, Treasurer and Secretary of Perfectenergy Nevada, resigned from these positions. Mr. McDonald will resign as a Company director immediately upon the expiration of the 10-day period following the delivery and/or mailing of the Schedule 14f-1 Information Statement to our shareholders as required under Rule 14f-1. Immediately following the resignation of Mr. McDonald, the Company’s new officers are as described in the table below:

Name	Age	Positions held:

Wennan Li	40	Chief Executive Officer, President, and Chairman of the Board of Directors
Diping Zhou	39	Chief Accounting Officer, Treasurer and Secretary
Hongbo Li	33	Chief Technology Officer

Biographical Information

Wennan Li, Chief Executive Officer, President and Director, has extensive experience with technological development, production management and international marketing in PV industry. Mr. Li is founder, director and current general manager of Perfectenergy Shanghai, the Company’s operating subsidiary. From November 2002 to August 2005, Mr. Li was the Vice President of Topsolar Shanghai Limited, of the leading PV companies in China. He has also served as a PV industry expert advising the Shanghai government regarding the PV Industry. Mr. Li received a Master’s degree in 1991 from the Management School of Shanghai Jiaotong University and received his Bachelor’s degree in 1988 from Xi’an Jiaotong University in Electrical Automation.

Diping Zhou, Chief Accounting Officer, Treasurer and Secretary, is also a Vice President and accountant for Perfectenergy Shanghai. Mr. Zhou received his bachelor’s degree in accounting from Shanghai Lixin University of Commerce in 1988. Mr. Zhou has extensive accounting experience. From 1988 through 2000, Mr. Zhou held the positions of accountant, financial manager, controller of budget and financial department of Shanghai Fenghuang Stock Co., Ltd., a Chinese public company listed on the Shanghai Stock Market. From 2000 through 2002, Mr. Zhou was the audit director and financial controller in JHJ International Transportation Co., Ltd. From 2002 through 2005, Mr. Zhou was the manager of budget and financial department in Topsolar Shanghai Limited, a leading Chinese solar energy products manufacturer.

Hongbo Li, Chief Technology Officer, is also the Technical Controller of Perfectenergy Shanghai. Mr. Li specializes in photovoltaic technology for all kinds of high efficiency solar cells and has extensive experience in several PV projects. Mr. Li has also served as a consultant expert on the PV Industry for the local Shanghai government. In 1996, Mr. Hongbo Li received his Bachelor’s degree in the study of Photoelectrons from Shaanxi University. Mr. Li received both his master’s degree and his doctorate degree in the study of Photoelectrons from the Chinese Academy of Sciences, in 1999 and 2002, respectively. In 2004, he received his post-doctorate degree from the Space Physical Institute.

Philip McDonald, Director, became our Chief Executive President, Secretary and Treasurer on February 25, 2005 and resigned from such positions at the Closing but will remain as a company director until the Company achieves compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, and the appointments of the proposed directors described below (Min Fan, Yunxia Yang and Adam Roseman) as new members of the Company’s board of directors become effective. Mr. McDonald was employed as a Sales Manager at Calgary Cycle, where his duties included product purchasing and daily management of sales and service. Currently, Mr. McDonald owns his own sales agency, representing several outdoor and action sport lines. From 2001 to 2004 Mr. McDonald was employed as a representative for Outdoor Gear Canada of St. Laurent Quebec, where his duties included sales, managing promotional budgets and athlete sponsorships. Prior to 2001, Mr. McDonald was employed in the Bicycle and Snowboard Industries in various management positions. Mr. McDonald does not have any professional training or technical credentials in the exploration, development and operation of mines.  Mr. McDonald also does not have any formal accounting experience, but has a Bachelor of Commerce from the University of Alberta and has had some banking and finance experience.

Min Fan, Proposed Director, is one of the co-founders of Ctrip.com International Ltd. (Nasdaq: CTRP) and has served as CTRP’s Chief Executive Officer since January 2006 and as a director since October 2006. CTRP is a Chinese-based travel services business with a $1.7 billion market capitalization. Mr. Fan is also a founding shareholder of Home Inns & Hotels Management, Inc. (Nasdaq: HMIN), an economy hotel developer, operator and franchisor with a $500 million market capitalization. Mr. Fan has served as CTRP’S Chief Operating Officer from November 2004 to January 2006. Prior to that, he served as CTRP’s Executive Vice President from 2000 to November 2004. From 1997 to 2000, Mr. Fan was the Chief Executive Officer of Shanghai Travel Service Company, a leading domestic travel agency in China. From 1990 to 1997, he served as the Deputy General Manager and in a number of other senior positions at Shanghai New Asia Hotel Management Company, which was one of the leading hotel management companies in China. Mr. Fan obtained his Master’s and Bachelor’s degrees from Shanghai Jiao Tong University. He also studied at the Lausanne Hotel Management School of Switzerland in 1995.

Yunxia Yang, Proposed Director, is currently a Professor at the East China University of Science & Technology and is one China’s leading solar energy researchers with extensive experience in solar products development. Ms. Yang received both her bachelor’s degree in 1982, and her master’s degree in 1987 in the study of Application (Macromolecule) Materials from East China University of Science & Technology. From 1982 to 1984, Ms. Yang was an engineer at Shanghai Architecture Science & Technology Institute. From 1987 to the present, Ms. Yang has been a professor in the School of Materials Science and Engineering at the East China University of Science & Technology.

Adam Roseman, Proposed Director, has extensive experience in both finance and management. Previously, Mr. Roseman served as an investment banker in various sectors at Lehman Brothers, Piper Jaffray and Goldman Sachs. Currently, Mr. Roseman is a Director of Safe Renewables Corporation and Xyience, Inc, and he is also the Chairman and a director of Pure Biofuels Corp., a publicly trading, OTC Bulletin Board company. In addition, he is the Founder and Chief Executive Officer of ARC Investment Partners.

To the best of our knowledge, none of the officers or directors appointed following the Closing, including any of their affiliates, currently beneficially own any equity securities or rights to acquire any securities of Perfectenergy Nevada, and no such persons have been involved in any transaction with Perfectenergy Nevada or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein.

Involvement in Certain Legal Proceedings

To the best of Perfectenergy Nevada’s knowledge, none of the officers and directors appointed following the Closing have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Code of Ethics

Our company has not adopted a code of ethics as of the date of this annual report. Currently, prior to the Closing, the Company only had one individual acting as a director and officer of the company, and it had no employees. However, the Company plans to adopt a code of ethics after the Closing Date.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than reported in our annual report on Form 10-KSB filed on February 13, 2007, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.

Board of Directors, Board Meetings and Committees

Prior to the Closing, Mr. Philip McDonald served as the Company’s sole director. Concurrent with and effective on the Closing Date, Mr. Wennan Li became a member of the Company’s board of directors. In addition, upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, the appointments of Mr. Min Fan, Ms. Yunxia Yang and Mr. Adam Roseman as new members of the Company’s board of directors will also become effective. Mr. Wennan Li will be appointed as the Chairman of the Board of Directors. In this capacity Mr. Li will be responsible for meeting with the Chief Executive Officer to review financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

The board of directors of our company held no formal meetings during the most recently completed fiscal year. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Nevada and our By-laws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Current Report. Perfectenergy Nevada does not have a policy regarding the attendance of board members at the annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2006 by the Chief Executive Officer and each of our other four highest paid executives of our predecessor, if any, of Perfectenergy BVI whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)

Philip McDonald, former CEO, President, Chairman, Secretary and Treasurer (1)	2006	—	—	—	—	—	—	—	$0

(1)
Mr. Philip McDonald Perfectenergy Nevada’s President, Chief Executive Officer, Chief Financial Officer,
Secretary and Treasurer on February 25, 2005, and he resigned from all of these executive officer positions on July __, 2007.

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2006 by the new Chief Executive Officer, Chief Accounting Officer and each of our other four highest paid executives of our predecessor, if any, of Perfectenergy BVI whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2006.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)

Wennan Li, Chief Executive Officer and President	2006	$54,415.58	$5,194.80	—	—	—	—	—	$59,610.38

Diping Zhou, Chief Accounting Officer, Treasurer and Secretary	2006	$21,428.57	$3,896.10	—	—	—	—	—	$25,324.67

(1)
Salary and other annual compensation paid to Mr. Wennan Li and Ms. Diping Zhou are expressed in U.S. Dollars based on the interbank exchange rate of RMB7.70 for each 1.00 U.S. Dollar, on March 31, 2007.

Director Compensation

Other than as described below, we do not have any agreements for compensating our directors for their service in their capacity as directors, although such directors are expected, in the future, to receive stock options to purchase shares of common stock as awarded by our board of directors.

On August 8, 2007, the Company entered into a two-year agreement with proposed director Adam Roseman for his services as a director of our Company upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder. Pursuant to such agreement, Mr. Roseman will receive $5,000 per month as compensation for his services. In addition, Mr. Roseman will receive options to purchase 1,000,000 shares of the Company’s common stock at $0.70 per share, of which 25% will vest on the grant date and 75% will vest on a monthly basis over a period of two years from the grant date. Mr. Roseman will also be entitled to certain travel and administrative expenses in connection with his services as a director of our Company and will be provided liability insurance.

Employment Agreements

The following are summaries of Perfectenergy Shanghai’s employment agreements with the Company’s incoming executive officers. We currently have no employment agreements with any of our executive officers but we plan to assume the agreements described below following the Closing of the Exchange:

Perfectenergy Shanghai entered into an Employment Agreement (“Agreement”) with Mr. Wennan Li on September 1, 2005. Effective September 1, 2005, Mr. Li was appointed the General Manager of Perfectenergy Shanghai and his total yearly salary is RMB600,000 or approximately US$79,297 per year. The term of the agreement is for three years.

Perfectenergy Shanghai entered into an Employment Agreement (“Agreement”) with Mr. Hongbo Li on September 1, 2005. Effective October 1, 2006, Mr. Hongbo Li was appointed the Technical Controller of Perfectenergy Shanghai and his total yearly salary is RMB480,000 or approximately US$63,438 per year. The term of the Agreement is for three years.

Perfectenergy Shanghai entered into an Employment Agreement (“Agreement”) with Ms. Diping Zhou on September 1, 2005. Effective September 1, 2005, Mr. Li was appointed the Vice President of Perfectenergy Shanghai and his total yearly salary is RMB300,000 or approximately US$39,648 per year. The term of the Agreement is for three years.

In all three of the above-described Employment Agreements, Perfectenergy Shanghai has the right to adjust the officer’s compensation and also to demote or promote them based on their job performance. In the event Perfectenergy Shanghai decides to decrease the officer’s compensation, Perfectenergy Shanghai must notify them in advance of the decrease and they shall have the right to accept such decrease in compensation or to terminate this agreement without any liabilities. Perfectenergy Shanghai also agreed to pay for Mr. Li’s required social security payments in accordance with governmental mandates. Because each officer is considered a highly qualified professional, Perfectenergy Shanghai agreed to seek the appropriate provincial agency for approval of each officer’s employment with Perfectenergy Shanghai. During the term of the Agreement and any term pursuant to an amendment of the Agreement, each officer agreed to maintain confidential all confidential information including trade secrets, technological and financial information of Party A and its related companies, including but not limited to business plans, contracts, designs, processes, product specifications, manufacturing methods and techniques, management know-how, customer list, inventory information, sales strategies, and bids (“Confidential Information”), and he agreed that he would not disclose, use or permit the use by others of the Confidential Information to the detriment of Perfectenergy Shanghai. After the term of this Agreement, each officer also agreed to continue to maintain confidential all Confidential Information for a period of five years, and thereafter for all Confidential Information that continues to have commercial value, unless Perfectenergy Shanghai and the officer agree separately and otherwise. The parties also agreed that during the Agreement’s term, Perfectenergy Shanghai shall have the right to terminate the Agreements upon the occurrence of any event as set forth in the Agreement permitting such termination, but in any event, Perfectenergy Shanghai shall have the right to terminate this agreement at any time without cause, provided that Perfectenergy Shanghai assumes all responsibility from such termination pursuant to the terms of the Agreement.

Potential Payments Upon Termination or Change-In-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer's responsibilities following a change-in-control. As a result, we have omitted this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PERFECTENERGY BVI

The related transactions of our predecessor’s officers, directors and/or 5% Perfectenergy BVI shareholders are as follows:

Perfectenergy BVI borrowed monies from the Perfectenergy BVI’s shareholders, officers, or their immediate family for operating cash flows. Perfectenergy BVI had a total of $788,288 and $823,044 other payables due to related parties as of March 31, 2007 and December 31, 2006, respectively, and consisted of the following:

	March 31, 2007	December 31, 2006
Zhang, Feng Ying - shareholder's spouse, due various dates on June 17, 2007 and July 4, 2007, interest rate of 5.0% per annum, unsecured	$525,619	$534,081
Li, Wennan - shareholder and officer, due July 4, 2007, interest rate of 5.0% per annum, unsecured	262,669	271,835
Zhou, Diping - officer no fixed term of repayment, non interest bearing, unsecured	—	17,128
	$788,288	$823,044

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 377,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

After the Closing of the Share Exchange and the Financing, we shall have approximately 118,293,014 shares of our common stock issued and outstanding held by approximately 31 stockholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Two persons present and being, or representing by proxy, shareholders are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have authorized 10,000,000 shares of preferred stock at a par value of $0.001 per share. We currently have no shares of preferred stock issued and outstanding.

Anti-Takeover Provisions

Perfectenergy Nevada’s Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for the Company. Perfectenergy Nevada’s Board of Directors is authorized, without action of its shareholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables Perfectenergy Nevada, to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Perfectenergy Nevada’s common stock is traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "PFEN". The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for Perfectenergy Nevada’s common stock as reported on the OTCBB since the Company’s inception. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.
Common Stock

Quarter Ended	High Bid	Low Bid

April 30, 2007	$1.25	$0.00
January 31, 2007	$0.05	$0.00

October 31, 2006*	$0.00	$0.00
July 31, 2006*	$0.00	$0.00
April 30, 2006*	$0.00	$0.00
January 31, 2006*	$0.00	$0.00

* The Company’s stock had no active trading market during the fiscal year ended October 31, 2006.

Shareholders

After the closing of the Share Exchange and Financing, we will have approximately 31 shareholders of record of our issued and outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Holladay Stock Transfer. The transfer agent’s address is 2939 North 67th Place, Scottsdale, Arizona 85251, and their telephone number is (480) 481-3940.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our Common Stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated herein by reference.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to the provisions of the State of Nevada’s Revised Business Statutes, Perfectenergy Nevada has adopted the following indemnification provisions in its Bylaws for its directors and officers:

“(1) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

(2) Employees and Other Agents.  The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada General Corporation Law.

(3) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(4) Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer.  Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor.  The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim.  In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada General Corporation Law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.  In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.”

(5) Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada General Corporation Law.

(6) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. To the fullest extent permitted by the Nevada General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(8) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(9) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

(10) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(a) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.”

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company’s Articles of Incorporation, Bylaws, the Nevada Revised Business Statutes, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02  Unregistered Sales of Equity Securities

On August 8, 2007, and as described under Item 2.01 above, pursuant to the Amended and Restated Exchange Agreement, Perfectenergy Nevada issued 60,000,000 shares of its common stock to the Perfectenergy BVI Shareholders in exchange for 100% of the outstanding shares of Perfectenergy BVI. The issuance of these shares was exempt from registration pursuant to Regulation S under the Securities Act of 1933. Perfectenergy Nevada made this determination based on the representations of Perfectenergy BVI Shareholders, which included, in pertinent part, that such shareholders were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On August 8, 2007, and also as described under Item 2.01 above, pursuant to the Exchange Agreement, Perfectenergy Nevada issued 26,285,714 shares of its common stock and warrants for the purchase of an aggregate total of 13,142,857 shares of the Company’s common stock to the Investors in connection with the closing of the Financing described more fully in Item 2.01 above. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. The Company made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such Investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each Investor understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In April 2005, we completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to our president, Mr. Phillip McDonald. The total amount received from this offering was $5,000. These shares were issued pursuant to Regulation S of the Securities Act.

In October 2005, we completed an offering of 4,245,000 shares of our common stock at a price of $0.02 per share to a total of 41 purchasers. The total amount received from this offering was $84,900. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
John Assman	250,000
Kenneth Barry	250,000
Ian Brooker	250,000
Vincent Byblow	100,000
Mary Pat Barry	75,000
Bradley Boyden	25,000
Darrin Coutu	50,000
Comfort Furniture	75,000
Kelly Davies	25,000
Colleen Ewanchuk	75,000
Chris Ellinson	175,000
Jeff Gray	70,000
Tony Harder	100,000
Deborah Hickerty	75,000
Milton Holowach	175,000
Erin Holowach	175,000
Travis Holowach	75,000
Richard Humen	25,000
Noah Jones	175,000
Claudine Krall	25,000
Britta Lettnert	75,000
Blaine McMillan	25,000
Craig McEwan	75,000
Janice McEwan	175,000
Glenn Murdyk	50,000
Aleda Patterson	75,000
Tammy Patterson	75,000
Wes Patterson	75,000
John Radostits	250,000
Tracy Rohl	175,000
Andrew Ross	25,000
Mario Volpe	175,000
Darren Wagner	150,000
Brad Walker	25,000
Jeffrey Woods	25,000
Rudy Wiechorster	25,000
Michael Wall	25,000
Barry Walsh	175,000
Mike Yasinski	175,000
1109963 Alberta Ltd	50,000
763058 Alberta Ltd	100,000
____________________
(1) Number of shares reflect share numbers before the Company’s 7.54 for 1 forward stock split which became effective on April 16, 2007.

Each offer or sale to the Subscribers listed in the table above was made in an offshore transaction. Neither the Company, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States. Offering restrictions were, and are, implemented. No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person. Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person. Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act. The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Item 5.01  Changes in Control of Registrant.

As explained more fully above in Item 2.01, in connection with the Exchange, Perfectenergy Nevada issued 60,000,000 shares of its common stock to the Perfectenergy BVI Shareholders in exchange for the transfer of 100% of the outstanding shares of Perfectenergy BVI’s capital stock by the Perfectenergy BVI Shareholders to Perfectenergy Nevada. Further, Perfectenergy Nevada issued 26,285,714 shares of its common stock and a warrants for the purchase of an aggregate total of 13,142,857 shares of the Company’s common stock shares of common stock to the Investors at Closing of the Financing. Immediately prior to the Closing of the Exchange and the Financing, the pre-Exchange Perfectenergy Nevada stockholders owned 32,007,300 shares of Perfectenergy Nevada’s common stock. As such, immediately following the Closing of the Exchange and the Financing, the Perfectenergy BVI Shareholders held approximately 50.72% of the total combined voting power of Perfectenergy Nevada’s outstanding capital stock entitled to vote. Reference is made to the disclosures set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

In connection with the Closing of the Exchange, and as explained more fully in Item 2.01 above under the section titled “Management” and in Item 5.02 below, effective on August 8, 2007, Philip McDonald resigned as resigned as Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer of Perfectenergy Nevada. Further, effective August 8, 2007, the Board appointed Wennan Li as the Company’s Chief Executive Officer and President, Hongbo Li as the Chief Technology Officer, and Diping Zhou as the Chief Accounting Officer, Treasurer and Secretary. On August 8, 2007, Wennan Li was also appointed as a member of the Company’s board of directors. In addition, upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, the appointments of Min Fan, Yunxia Yang and Adam Roseman as new members of the Company’s board of directors will also become effective. The Schedule 14f-1 Information Statement will be filed and mailed to the Company’s stockholders shortly after the filing of this Form 8-K Current Report.

The closing of the transaction under the Amended and Restated Exchange Agreement, which resulted in the change of control of the registrant, occurred on August 8, 2007. A copy of the Amended and Restated Exchange Agreement is included as Exhibit 2.2 to this Current Report on Form 8-K.

Item 5.02   Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Effective August 8, 2007, Philip McDonald resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.

Effective August 8, 2007, Mr. Wennan Li was appointed as the Company’s President, and Chief Executive Officer, Ms. Diping Zhou was appointed as our Chief Accounting Officer, Secretary and Treasurer, and Mr. Hongbo Li was appointed as our Chief Technical Officer.

Effective August 8, 2007, Mr. Wennan Li was appointed as a member of the Company’s board of directors. In addition, upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder, the appointments of Mr. Min Fan, Ms. Yunxia Yang and Mr. Adam Roseman as new members of the Company’s board of directors and Mr. McDonald's resignation from the Company's board of directors will also become effective.

Mr. Wennan Li, Ms. Diping Zhou, Mr. Min Fan, Ms. Yunxia Yang, Mr. Adam Roseman and Mr. Hongbo Li have no family relationships with any of the Company’s other executive officers or directors. Other than the transactions in connection with the Exchange, as described above in Item 2.01, no transactions occurred in the last two years to which the Company was a party in which the above-mentioned officers and/or directors had or is to have a direct or indirect material interest. Related party transactions involving Mr. Wennan Li and Ms. Diping Zhou are described in Item 2.01 above.

Descriptions of the business backgrounds and any compensation arrangements with the newly appointed or proposed directors and officers can be found in Item 2.01 above, in the sections titled “Management” and “Executive Compensation, and such descriptions are incorporated herein by reference.

Item 5.06  Change In Shell Company Status

As explained more fully in Item 2.01 above, Perfectenergy Nevada was a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Exchange. As a result of the Exchange, Perfectenergy BVI became the wholly owned subsidiary of Perfectenergy Nevada and became Perfectenergy Nevada’s main operational business. Consequently, Registrant believes that the Exchange has caused it to cease to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K above, which information is incorporated herein by reference.

Item 9.01  Financial Statement and Exhibits.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

The Audited Consolidated Financial Statements of Perfectenergy International Limited as of December 31, 2006 and 2005 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Condensed Combined Financial Statements of Perfectenergy International Limited as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b) PRO FORMA FINANCIAL INFORMATION.

The Pro Forma Financial Information is filed as Exhibit 99.3 to this Current Report and is incorporated herein by reference:

(c) SHELL COMPANY TRANSACTIONS

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d)    EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description
2.1
Share Exchange Agreement dated March 29, 2007, among our company, Perfectenergy International Limited and the selling the shareholders of Perfectenergy International Limited as set out in the share exchange agreement. (1)

2.2
Amended and Restated Share Exchange Agreement dated August 8, 2007, among our company, Perfectenergy International Limited, Crown Capital Partners, S.A. and the selling the shareholders of Perfectenergy International Limited as set out in the amended and restated share exchange agreement.*

3.1	Articles of Incorporation (2)

3.2	Bylaws of our company (2)

3.3	Articles of Merger filed with the Secretary of State of Nevada on April 10, 2007 (3)

3.4	Certificate of Change filed with the Secretary of State of Nevada on April 10, 2007 and effective on April 16, 2007 (3)

10.1
Loan Agreement dated April 25, 2006, among Perfectenergy Shanghai Limited, Shanghai Phoenix Technology Entrepreneurial Investment Inc., Ltd. and the Bank of Communication Limited Shanghai Yangpu Branch (English translation) *

10.2	Loan Extension Agreement dated February 18, 2007, among Feng-ying Chang and Perfectenergy Shanghai Limited (English translation) *

10.3	Loan Extension Agreement dated March 4, 2007, among Feng-ying Chang and Perfectenergy Shanghai Limited (English translation) *

10.4	Loan Extension Agreement dated March 4, 2007, among Wen-Ren Li and Perfectenergy Shanghai Limited (English translation) *

10.5	Joint Partnership Agreement for Developing a Double-Sided Silicon Solar Cell, among Perfectenergy Shanghai Limited and Shanghai Solar Power Technology Research Center *

10.6	Joint Partnership Agreement for High Productivity Zone-Melting Silicon for Solar Cell, among Perfectenergy Shanghai Limited and Shanghai Solar Power Technology Research Center (English translation) *

10.7	Long Term Supply Contract, among Perfectenergy Shanghai Limited and Chengdu Jiayang Silicon Technology Inc., Ltd. (English translation) *

10.8	Long Term Supply Contract, among Perfectenergy Shanghai Limited and Tianjin Huan-ou Semiconductor Technology Inc., Ltd. (English translation) *

10.9	Supply Contract, among Perfectenergy Shanghai Limited and Shanghai Solar Power Technology Research Center (English translation) *

10.10	Loan Agreement, among Zhou Diping and Perfectenergy Shanghai Limited (English translation) *

10.11	Form of Securities Purchase Agreement *

10.12	Form of Registration Rights Agreement *

10.13	Form of Warrant *

10.14	Placement Agent Agreement, among Knight Capital Markets LLC, Canaccord Adams Inc. and Canaccord Adams Ltd., and Perfectenergy International Limited, dated May 23, 2007, and subsequent amendments *

10.15	Letter Agreement Re: Indemnification between Knight Capital Markets LLC and Perfectenergy International Ltd. dated May 23, 2007 *

17.1	Letter of Resignation from Philip McDonald to the Board of Directors *

21.1	List of Subsidiaries *

23.1	Consent Letter of Moore Stephens Wurth Frazer and Torbet *

99.1	Financial Statements for the Years Ended December 31, 2006 and 2005 *

99.2	Financial Statements for the Quarters Ended March 31, 2007 and 2006 *

99.3	Pro Forma Financial Information *

* Filed herewith.

(1)	Filed on April 5, 2007 as an exhibit to the Company's Form 8-K Current Report, and incorporated herein by reference.

(2)	Filed on December 8, 2005 as an exhibit to the Company’s Registration Statement on Form SB-2 and incorporated herein by reference.

(3)	Filed on April 19, 2007 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PERFECTENERGY INTERNATIONAL LTD.

Date: August 13, 2007	By:	/s/ Wennan Li
Wennan Li
Chief Executive Officer